Exhibit 10.13

AMENDED AND RESTATED OPERATING LEASE

BETWEEN

[PROPCO]

as Landlord

AND

[OPCO]

as Tenant

Dated: as of August 31, 2010

Premises:	The Hotel Components, together with the related Fixtures, such FF&E as is owned by the Landlord and the Leased Personal Property (each capitalized term as defined herein)

Facility Name:	[_____]

Street Address:	[_____]

Town:	[_____]

County:	[_____]

State:	[_____]

Zip Code:	[_____]

i

AMENDED AND RESTATED OPERATING LEASE

THIS AMENDED AND RESTATED OPERATING LEASE is made as of the 31st day of August, 2010 (as the same may be amended, modified and/or restated from time to time in accordance with the terms and conditions hereof, this “Lease”), between [PROPCO], a Delaware limited liability company, having an office for the conduct of business at [                        ] (subject to Section 21.3(a) and Section 21.7, “Landlord”), and [OPCO], a [                    ] (subject to Section 21.3(b) and Section 21.7, “Tenant”) having an office for the conduct of business at [                ].

[WHEREAS, Landlord and Tenant entered into that certain Operating Lease (Hotel Components), dated as of January 28, 2008 (the “Original Lease”);

WHEREAS, the Original Lease was amended pursuant to that certain First Amendment to Operating Lease dated as of May 22, 2008 (the “First Amendment;” the Original Lease as modified by the First Amendment, the “Amended Lease”); and

WHEREAS, Landlord and Tenant now wish to further amend and restate the Amended Lease as set forth herein.]

W I T N E S S E T H:

The parties hereto, for themselves, and their administrators, legal representatives, successors and permitted assigns, hereby covenant as follows:

ARTICLE A

CERTAIN LEASE PROVISIONS

1.	Address for the Premises:		As set forth on Schedule A hereto.

2.	(a)	“Term”:	A term which is fifteen (15) years, beginning on the Commencement Date (as defined below) and ending on the Expiration Date (as defined below) (the “Term”).

	(b)	“Commencement Date”:	The date of the Original Lease.

	(c)	“Expiration Date”:	January 31, 2023, or such earlier date on which this Lease shall terminate or be terminated pursuant to the terms hereof.

3.	“Base Rent” for the Premises:	(a) For the first Lease Year (as defined below), $[______] per annum, payable in advance in equal consecutive installments of $[_____] on the [____] Business Day of each month (the “Initial Annual Rent”), which amounts represent the full Initial Annual Rent and monthly installments thereof for the first Lease Year;

(b) For the second Lease Year, an amount per annum equal to the Initial Annual Rent multiplied by the Escalation Percentage (as defined below), payable in advance in equal consecutive installments on the [____] Business Day of each month;

(c) For the third and each Lease Year thereafter during the Term, an amount per annum equal to the Base Rent for the immediately prior Lease Year multiplied by the Escalation Percentage, payable in advance in equal consecutive installments on the [____] Business Day of each month (the final Lease Year, if less than a full year, to be prorated); and

(d) The “Escalation Percentage” during the Term shall be one hundred and three percent (103%) per annum.

Notwithstanding the foregoing, payments of Base Rent in any month shall be made net of payments of Management Fees (as defined below) in respect of such month as and to the extent provided in Article II.

4.	Use of Premises:	The operation of the Premises (as defined herein) as a hotel, and uses normally incident thereto.

5.	Address for Notice:	As set forth in Section 21.8

ARTICLE B

CERTAIN DEFINITIONS; PRINCIPLES OF CONSTRUCTION

As used in this Lease, the following terms have the following meanings or are defined in the section of this Lease so indicated:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with, such Person or is a director or officer of such Person or of an Affiliate of such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through having ordinary voting power to elect a majority of the board of directors (or similar governing body) of such Person, by contract, or otherwise.

“Alterations” is defined in Section 5.4.

“Alternate Manager” shall have the meaning set forth in the Management Agreement.

“Alternate Management Agreement” means a management agreement with an Alternate Manager.

“Bankruptcy Code” means the provisions of 11 U.S.C. Section 101 et seq., as amended from time to time, or any other present or future Legal Requirement respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation, and the rules and regulations promulgated thereunder; in each case as the same may have been and hereafter may be supplemented, modified, amended, restated or replaced from time to time.

“Base Rent” is defined in Article A, Section 3.

“Building” and “Buildings” respectively mean any one or more of the buildings and the other improvements now or hereafter erected on the Land, including, without limitation, the related Fixtures.

“Business Day” and “Business Days” shall mean any day other than a Saturday, Sunday or any other day on which national banks based in New York, New York or Las Vegas, Nevada are not open for business.

“Cash Management Account” shall mean a separate and identifiable account to be held by for the benefit of Mortgagee, which shall be under the sole dominion and control of Mortgagee, as specified by Mortgagee to Tenant from time to time.

“Casino Components” shall mean, collectively, those portions of the Land and Building devoted to the operation of casino gaming operations, including (without limitation) those areas devoted to the conduct of games of chance, facilities associated directly with gaming operations, including, without limitation, casino support areas such as surveillance and security areas, cash cages, counting and accounting areas and gaming back-of-the-house areas, in each case, to the extent the operation thereof requires a Gaming License under applicable Gaming Laws, as represented by the marked areas of the floor plans, attached hereto as Exhibit A.

“Change in Control” shall have the meaning given such term in the Mortgage Loan Agreement.

“Claims” is defined in Section 11.3.

“Closing Date” and “Closing” is defined as the “Original Closing Date” or the “Swap Closing Date”, as applicable, under the Loan Documents.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collateral” is defined in Section 2.6.

“Collateral Agent” means Bank of America, N.A., a bank chartered under the laws of the United States of America, as collateral agent for the Lender, together with any successors, assigns or replacements in accordance with the applicable Loan Documents.

“Collection Account” shall mean, individually or collectively as the context indicates, (a) those certain segregated accounts to be established by Tenant with Collection Bank into which Tenant shall cause all credit card receipts and all Revenues to be deposited pursuant to the terms hereof, and (b) subject to Landlord’s and Mortgagee’s prior reasonable approval, such replacement collection account or accounts established by Tenant at any successor Collection Bank.

“Collection Account Agreement” shall mean those certain account control agreements required under the Mortgage Loan Agreement to be entered into among Mortgagee, Landlord, the Affiliates of Landlord that are landlords under the Other Operating Leases, Tenant, the Affiliates of Tenant that are tenants under the Other Operating Leases, and Collection Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Collection Bank” shall mean those Persons that are parties to the Collection Account Agreement from time to time, which Persons must meet the requirements for a Collection Bank set forth in the Mortgage Loan Agreement.

“Commencement Date” is set forth in Article A, Section 2(b).

“Customer Data” shall mean all retained data to the extent arising out of customers’ use of the hotel at the Premises including, without limitation, hotel reservation data. For clarity, “Customer Data” excludes any data to the extent arising out of customers’ use of other facilities owned by the Tenant’s Affiliates.

“Default” means the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Rate” shall mean a rate per annum equal to two percent above the per annum weighted average interest rate of the Loans from time to time, which as of the date hereof is the sum of five percent (5%) plus LIBOR (as defined in and determined under the Mortgage Loan Documents), but in no event in excess of the amount that may be legally charged and collected by Landlord from Tenant.

“Diligence Activities” shall have the meaning set forth in the Management Agreement.

“Ending Date” is defined in Section 8.2.

“Environmental Law” and “Environmental Laws” are defined in Section 18.11.

“Equipment” shall mean, with respect to the Hotel Components, any equipment now or hereafter used at or in connection with the Hotel Components or is located thereon or therein (excluding all Gaming Equipment), including all machinery, equipment, furnishings, and electronic data-processing and other office equipment and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any corresponding or succeeding provisions of applicable law, and the rules and regulations promulgated thereunder; in each case as the same may have been and hereafter may be supplemented, modified, amended, restated or replaced from time to time.

“Event of Default” is defined in Section 12.1.

“Expiration Date” is defined in Article A, Section 2(c).

“FF&E” shall mean, collectively, all furniture, fixtures, goods, inventory, Equipment, furnishings, objects of art, machinery, appliances, appurtenances and signage (as such terms are defined in the Uniform Commercial Code, as applicable) together with tools and supplies (including, but not limited to, all spare parts inventories and linen, china, glassware, tableware, uniforms, other inventory and similar items) and all other similar property now or hereafter located at the Hotel Components or usable in connection with the present or future operation and occupancy of the Hotel Components. “FF&E” shall include, without limitation: beds, bureaus, chiffonniers, chests, chairs, desks, lamps, mirrors, bookcases, tables, rugs, carpeting, drapes, draperies, curtains, shades, blinds, screens, paintings, hangings, pictures, divans, couches, luggage carts, luggage racks, stools, sofas, chinaware, linens, pillows, blankets, glassware, silverware, food carts, cookware, dry cleaning facilities, dining room wagons, keys or other entry systems, bars, bar fixtures, liquor and other drink dispensers, icemakers, radios, television sets, intercom and paging equipment, electric and electronic equipment, dictating equipment, private telephone systems, medical equipment, potted plants, fittings, plants, heating fixtures, lighting fixtures, plumbing fixtures, fire prevention extinguishing and all other apparatuses, stoves, ranges, refrigerators, laundry machines, machinery, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, call systems, electrical signs, bulbs, bells, ash and fuel, conveyors, cabinets, lockers, shelving, spotlighting equipment, dishwashers, garbage disposals, washers and dryers, all gaming and financial equipment, computer equipment, calculators, adding machines, gaming tables, any other electronic equipment of every nature, and other hotel or casino furniture, furnishings and equipment. Notwithstanding the foregoing, FF&E shall not include any (i) Gaming Equipment, (ii) Fixtures or (iii) items owned by tenants (other than Tenant) or by third party operators (other than Tenant).

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of this Lease.

“Fixtures” shall mean all Equipment now owned, or the ownership of which is hereafter acquired, which is so related to the Land and the Buildings (other than the portion thereof included in the Casino Components) that it is deemed fixtures or real property under applicable Legal Requirements, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration, decoration or repair of or installation on the applicable Building, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Buildings or the Land (other than the portion thereof included in the Casino Components), including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Landlord’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions or any of the foregoing and the proceeds thereof.

“Force Majeure” is defined in Section 21.15.

“GAAP” means generally accepted accounting principles, applied on a “consistent basis”, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.

“Gaming Authorities” shall mean, in any jurisdiction in which Landlord, Tenant or any of its or their subsidiaries manages or conducts any casino, or gaming business or activities, the applicable gaming board, commission or other Governmental Authority which (a) has, or may at any time after the Closing Date have, jurisdiction over the gaming activities at the Premises or any successor to such authority or (b) is, or may at any time after the Closing Date be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Equipment” shall mean any and all gaming devices (in Nevada, as defined in Nevada Revised Statutes Chapter 463), gaming device parts inventory and other related gaming equipment and supplies used in connection with the operation of a casino, including (without limitation), slot machines (in Nevada, as defined in Nevada Revised Statutes Chapter 463), gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems (in Nevada, as defined in Nevada Revised Statutes Chapter 463), electronic betting systems, mobile gaming systems (in Nevada, as defined in the regulations promulgated under Nevada Revised Statutes Chapter 463) and associated equipment (in Nevada, as defined in Nevada Revised Statutes Chapter 463) which are located at the Premises, owned or leased by Tenant and used or useable exclusively in the present or future operation of slot machines and live games at the Premises, together with all improvements and/or additions thereto.

“Gaming Laws” or “Gaming Regulations” shall mean all applicable constitutions, treaties, laws, statutes and municipal ordinances pursuant to which any Gaming Authority possesses regulatory, licensing or permitting authority over gaming, gambling or casino or casino-related activities and all rules, rulings, orders, ordinances and regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or casino or casino-related activities of Landlord, Tenant or any of its or their subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Gaming License” shall mean, in any jurisdiction in which Landlord, Tenant or any of its or their subsidiaries conducts any casino or gaming business or activities, any license, qualification, franchise, accreditation, approval, registration, permit, finding of suitability or other authorization relating to gaming, the gaming business or the operation of a casino under the Gaming Laws or required by the Gaming Authorities or otherwise necessary for the operation of gaming, the gaming business or a resort casino.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, including, without limitation, any of the foregoing having jurisdiction over the Premises (or any operations conducted thereat), Landlord or Tenant. For the avoidance of doubt, the term “Governmental Authority” shall include, and be deemed to include, all Gaming Authorities.

“Hazardous Substance” and “Hazardous Substances” are defined in Section 18.12.

“HOC” shall mean Harrah’s Operating Company, Inc.

“Holdings” shall mean Harrah’s Entertainment, Inc., and its successors.

“Hotel Components” shall mean, collectively, those portions of the Land and Building not devoted to the Casino Components, specifically including those portions of the Land and Building devoted to the operation of a hotel and related facilities, including (without limitation) (a) all guest rooms and suites, hotel amenities, restaurants, conference centers, meeting, banquet and other public rooms, spa, parking spaces and other facilities of the hotel portion of the Premises, and (b) any theaters/performing arts spaces, as represented by the unmarked areas of the floor plans, attached hereto as Exhibit A, but specifically excluding the Casino Components.

“Immaterial Use” is defined in Section 18.1.

“Imposition” and “Impositions” are defined in Section 3.1.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Party” and “Indemnified Parties” are defined in Section 11.3.

“Insurance Premiums” is defined in Section 6.2.

“Intellectual Property” shall mean any or all of the following and all worldwide rights in, arising out of, or associated therewith: (i) trademarks, service marks, certification marks, collective marks, corporate names, domain names, logos, trade dress, and all other indicia of origin or quality, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) published and unpublished works of authorship, whether copyrightable or not (including databases, lists and other compilations of information, computer software, source code, object code, user interface, and user manuals and other training documentation related thereto), and all derivative works, copyrights and applications, registrations, and renewals thereof; (iii) inventions and discoveries, whether patentable or not, and all invention disclosures, patents and applications therefor, including divisionals, continuations, and renewals thereof; and (iv) confidential information, trade secrets, and nonpublic know-how, including business methods and plans, customer and supplier information and lists.

“IP License” shall mean, collectively or individually, as the context shall require, each IP License (Borrower to Manager and Operating Company) (collectively or individually, as the context shall require), and each IP License (IP Licensor to Manager, Operating Company, and Borrower) (collectively or individually, as the context shall require).

“IP License (Borrower to Manager and Operating Company)” shall mean, collectively or individually, as the context shall require, those certain agreements dated as of the date hereof by and between Landlord, Manager, and Tenant, pursuant to which each Landlord licenses certain Intellectual Property to Manager and Tenant, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“IP License (IP Licensor to Manager, Operating Company, and Borrower)” shall mean, collectively or individually, as the context shall require, those certain agreements by and between IP Licensor, Manager, Borrower and Tenant, as amended on the date hereof, and as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

“IP Licensor” shall mean Harrah’s License Company, LLC, a Nevada limited liability company.

“JPM” shall mean JPMorgan Chase Bank, N.A. and its successors and assigns.

“Land” means those certain plots, parcels and pieces of real property described on Schedule A hereto.

“Landlord” is defined in the introductory paragraph to this Lease.

“Lease” is defined in the introductory paragraph hereof.

“Lease Year” is defined in Section 2.1(b).

“Leased Personal Property” means all of the food service preparation and distribution equipment, housekeeping equipment, maintenance equipment, activities equipment, computer equipment and systems, signs, telephones, telecommunications and other building systems and other equipment and personal property owned by Landlord that is necessary to physically equip and maintain, to enable Tenant to operate, the Premises and which is located in the Buildings on the Closing Date, and any and all replacements thereof, whether purchased or placed in the Buildings by Landlord or Tenant.

“Legal Requirements” shall mean, with respect to the Premises, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Premises or any part thereof (including, without limitation, all Environmental Laws and Gaming Laws), or affecting the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto (including, without limitation, all Operating Permits), and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Tenant or Landlord, at any time in force affecting the Premises or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Premises or any part thereof, or (b) in any way limit the use and enjoyment thereof. Legal Requirements shall include any (x) judicial, administrative or other governmental or quasi governmental order, injunction, writ, judgment, decree, ruling, interpretation, finding or other directive, whether domestic or foreign; (y) arbitrator’s, mediator’s or referee’s decision, finding, award or recommendation; or (z) charter, rule, regulation or other organizational or governance document of any self-regulatory or governing body or organization.

“Lender” shall mean either any of the holders of the Mortgage Loan and/or the holders of Mezzanine Loans, or collectively, such holders, as the context shall require.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or restriction on transfer of, on or affecting Landlord, Tenant, the Premises, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances, in each case whether arising by contract, operation of law, or otherwise.

“Loans” means (i) the Mortgage Loan and (ii) the Mezzanine Loan.

“Loan Documents” means (i) the Mortgage Loan Documents and (ii) the Mezzanine Loan Documents.

“Management Agreement” means that certain Hotel and Casino Management Agreement, dated as of the date hereof and effective as of the Effective Time (as defined therein), by and between [MANAGER], a [            ] limited liability company, as manager, Tenant and Landlord.

“Management Fees” means, as applicable, (i) the fees and expenses payable to Manager by Tenant pursuant to Article III of the Management Agreement and any other fees and expenses required to be paid pursuant to the Management Agreement, collectively, (ii) the fees and expenses payable to an Alternate Manager by Tenant pursuant to an Alternate Management Agreement or (iii) prior to the effectiveness of the Management Agreement or any Alternate Management Agreement, as applicable, the amount that would be payable under either the Management Agreement or Alternate Management Agreement, as applicable, had such agreement then been in effect.

“Manager” shall have the meaning set forth in the Management Agreement.

“Material Adverse Effect” shall mean any event or condition that, either singly or in the aggregate, could reasonably be expected to have or result in a material adverse effect upon (a) the business, operations, economic performance, prospects, assets or condition (financial or otherwise) of (i) Landlord, (ii) Guarantor (as defined in the Mortgage Loan Agreement), (iii) Tenant, (iv) this Lease or (v) the Premises; (b) the ability of Landlord or its affiliates to perform, in all material respects, their respective obligations under each of the Loan Documents to which it is a party; (c) the ability of Tenant to perform, in all material respects, its obligations under this Lease; (d) the enforceability or validity of (i) this Lease or the Other Operating Leases, or (ii) any Loan Document or the perfection or priority of any Lien created under any Loan Document; (e) the value of, or cash flow from, the Premises or the operations thereof; or (f) the material rights, interests and remedies of Mortgagee or holder of a Mezzanine Loan under any of its respective Loan Documents.

“Material Alteration” shall mean any Work with respect to all or a portion of the Premises that (i) when aggregated with all other Alterations at the Premises then being conducted involve an estimated total cost in excess of an amount equal to ten percent (10%) of the sum of the Allocated Loan Amount (as defined in the Mortgage Loan Agreement on the Original Closing Date) for the Premises and the Allocated Loan Amounts under (and as defined in each of) the Mezzanine Loan Agreements on the Original Closing Date for the Premises or (ii) when aggregated with all other Alterations at each of the Premises (as such term is defined in each of the Other Operating Leases), including the Premises, then being conducted, involve an estimated total cost in excess of an amount equal to five percent (5%) of the sum of the outstanding principal amount of the Mortgage Loan and the Mezzanine Loans on the Original Closing Date (and, as used herein, “Threshold Amount” shall mean whichever of said 5% or 10% amount shall have been exceeded, provided that if both shall have been exceeded, then the lower of such two amounts shall be the “Threshold Amount”).

“Mezzanine Loan” means, individually or collectively, as the context requires, (a) each loan made by JPM and certain co-lenders to an owner or an indirect owner of Landlord concurrently with the execution and delivery of the Original Lease and (b) any future loan made by a lender to an owner or indirect owner of Landlord and secured by a Mezzanine Pledge, and all renewals, modifications, consolidations, replacements, restatements and extensions of such loan or any such future loan. As of the date hereof, there are nine (9) loans constituting the Mezzanine Loans, and Tenant has been provided with complete sets of copies of each of the Mezzanine Loan Documents. Further, if a Mezzanine Pledge shall be foreclosed on, or the collateral pledged thereunder sold pursuant to the terms contained therein, or an assignment-in-lieu in respect of such collateral be granted, or there shall occur or be granted any other transaction, enforcement action, order or relief as a result of a default or imminent default in respect of a Mezzanine Loan, and thereafter such Mezzanine Loan shall no longer be outstanding, then for all purposes hereof, such Mezzanine Loan shall nevertheless be deemed to continue to be outstanding, and the related Mezzanine Loan Documents in full force and effect, and Landlord (in addition to its rights hereunder as Landlord) shall have the right to enforce all of the provisions hereof referring to or incorporating the terms of such Mezzanine Loan Documents, including those rights granted to the holder of such Mezzanine Loan.

“Mezzanine Loan Documents” means all documents and instruments evidencing or securing the Mezzanine Loan and all renewals, modifications, consolidations, replacements, restatements and extensions thereof.

“Mezzanine Pledges” means the pledges and security interests granted to (a) JPM concurrently with the execution and delivery of the Original Lease, which pledge and security interests have immediately heretofore been assigned by JPM to the Lender and immediately thereafter assigned by Lender to Collateral Agent, and (b) any future holder of any pledge or series of pledges as security for any Mezzanine Loan together with all interest thereon and all other amounts payable under the Mezzanine Loan Documents, and all renewals, modifications, consolidations, replacements, restatements and extensions thereof.

“Monthly Disbursements” is defined in Section 2.4(a).

“Monthly Operating Lease Rent Amount” means one twelfth (1/12) of the Operating Lease Rent due under this Lease for each Lease Year.

“Mortgage” means the mortgage or series of mortgages, or deed of trust or series of deeds of trust, granted by Landlord to or for the benefit of (a) JPM concurrently with the execution and delivery of the Original Lease, which mortgages and deeds of trust have heretofore been assigned by JPM to Lender and immediately thereafter assigned by Lender to Collateral Agent and amended, and all renewals, modifications, consolidations, replacements, restatements and extensions thereof, and (b) any future holder of any mortgage or series of mortgages, or beneficiary of any deed of trust or series of deeds of trust as security for the Mortgage Loan together with all interest thereon and all other amounts payable under the Mortgage Loan Documents, and all renewals, modifications, consolidations, replacements, restatements and extensions thereof.

“Mortgage Loan” means (a) the loan made by JPM and certain co-lenders to Landlord and certain of its Affiliates concurrently with the execution and delivery of the Original Lease or (b) any future loan made by one or more lenders to Landlord (either alone or together with one or more other Persons) and secured by a Mortgage, and all renewals, modifications, consolidations, replacements, restatements and extensions of such loan or any such future loan, provided the terms of such future loan (including any reserve requirements contained therein) are not materially adverse to Tenant as compared to the terms of the loan described in clause (a) above. Further, if a Mortgage shall be foreclosed on, or the Premises sold pursuant to a power of sale contained in a Mortgage, or a deed-in-lieu in respect of the Premises be granted, or there shall occur or be granted any other transaction, enforcement action, order or relief as a result of a default or imminent default in respect of the Mortgage Loan, and thereafter no Mortgage Loan shall be outstanding, then for all purposes hereof, the Mortgage Loan shall nevertheless be deemed to continue to be outstanding, and the Mortgage Loan Documents in full force and effect, and Landlord (in addition to its rights hereunder as Landlord) shall have the right to enforce all of the provisions hereof referring to or incorporating the terms of the Mortgage Loan Documents, including those rights granted to Mortgagee.

“Mortgage Loan Agreement” means the Loan Agreement, dated as of January 28, 2008, between Landlord and certain of its Affiliates, as borrower, and JPM, as lender, as amended and restated as of May 22, 2008 and immediately heretofore assigned by JPM, as lender, to the Lender and thereafter amended and restated pursuant to that certain Second Amended and Restated Loan Agreement, dated as of the date hereof, and as further amended, restated, supplemented or otherwise modified from time to time.

“Mortgage Loan Documents” means all documents and instruments evidencing or securing the Mortgage Loan and all renewals, modifications, consolidations, replacements, restatements and extensions thereof, provided that if at the time in question there shall be no Mortgage Loan Documents (even after application of the terms of the last sentence of the definition of “Mortgage Loan”), then references herein to Mortgage Loan Documents shall instead be deemed to refer to the most senior Mezzanine Loan Documents. Tenant has been provided with a complete set of copies of the Mortgage Loan Documents.

“Mortgagee” means the Lender (as defined in the Mortgage Loan Agreement) or, to the extent as to any act, omission, consent, approval or right which Collateral Agent (as defined in the Mortgage Loan Agreement) is authorized to take, give, withhold or exercise on behalf of the Lender in accordance with any Mortgage Loan Document, Collateral Agent, provided that if at the time in question there shall be no Mortgage Loan (even after application of the terms of the last sentence of the definition of “Mortgage Loan”), then references herein to Mortgagee shall instead be deemed to refer to the Lender (as defined in and under the most senior Mezzanine Loan) or, to the extent as to any act, omission, consent, approval or right which Collateral Agent (as defined in and under the most senior Mezzanine Loan) is authorized to take, give, withhold or exercise on behalf of Lender in accordance with any Mezzanine Loan Document, Collateral Agent.

“Note Sales Agreement” means the Note Sales Agreement, dated as of the date hereof, as amended, restated, replaced, supplemented or otherwise modified from time to time, among Holdings, Tenant, and the other lenders and borrowers party thereto.

“OC Accounts” is defined in Section 2.4(c).

“Off-Shore Accounts” is defined in Section 2.4(a).

“Officer’s Certificate” shall mean a certificate delivered to Landlord or Mortgagee by Tenant which is signed by an authorized senior officer of the Tenant or the general partner or managing member of Tenant, as applicable.

“Operating Lease Guaranty” shall mean that certain Lease Guaranty Agreement, executed and delivered by Harrah’s Entertainment, Inc. (in such capacity, the “Lease Guarantor”), dated as of the date hereof, guaranteeing the payment and performance by Tenant of its obligations hereunder this Lease, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the provisions thereof.

“Operating Lease Rent” means, collectively, all Base Rent, Supplementary Rent and Other Rent payable hereunder.

“Operating Permit” is defined in Section 20.17.

“Other Operating Leases” shall mean those Operating Leases identified on Schedule B other than this Lease.

“Other Rent” is defined in Section 2.2.

“Permitted Exceptions” means those matters affecting title to the Premises described in Section 1.1; provided that the term “Permitted Exceptions” shall not include any Liens securing any Indebtedness of Landlord other than the Liens securing the Mortgage Loan.

“Permitted Indebtedness” shall mean, collectively, (a) trade and operational debt (including equipment financing leases, such as leases with providers of Gaming Equipment) relating to the operation of the Premises and the routine administration of Tenant incurred in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances, are not evidenced by a note, are required to be paid within ninety (90) days after same are incurred and are paid when due, (b) accrued and unpaid payroll, benefits and payroll taxes with respect to employees of Tenant or its Affiliates engaged with respect to the Premises incurred in the ordinary course of business and paid when due, (c) debt owed to affiliates, provided such debt is made subject to an intercreditor and standstill agreement in favor of Landlord and Lender in form and substance reasonably satisfactory to Landlord and Lender and (d) such other Indebtedness specifically permitted pursuant to this Lease. In no event shall Permitted Indebtedness, together with all “Permitted Indebtedness” of the tenants under the Other Operating Leases, but excluding for purposes of this sentence the Indebtedness described in subclause (b) of the preceding sentence (both here and in the Other Operating Leases), exceed the maximum permitted amount of “Permitted Indebtedness (Operating Company)” under and as defined in the Mortgage Loan Agreement.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority or other entity.

“Personal Property Lease or Financing” is defined in Section 1.3.

“PLGL” means Professional Liability and General Liability.

“Premises” means the Hotel Components, and the related Fixtures, such FF&E as is owned by Landlord and the Leased Personal Property.

“Projections” means, as to any Person, such Person’s, forecasted consolidated balance sheets, profit and loss statements, cash flow statements, capitalization statements and budgets, all materially consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Qualified Transferee” has the meaning given such term in the Mortgage Loan Agreement.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Mortgagee and that rates a securitization of the Mortgage Loan (or any component thereof).

“Remedial Work” is defined in Section 18.8.

“Rents” shall mean, with respect to the Premises, without duplication, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas-or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Tenant (from Subtenants or any space tenants, licensees or occupants of any portion of the Premises) (or employees or agents of Tenant) from any and all sources arising from or attributable to the Premises, and proceeds, if any, from business interruption or other loss of income or insurance, including, without limitation, all receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Tenant (or by others, on behalf of Tenant) or the commercial spaces located in the Buildings or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance, whether paid or accruing before or after the filing by or against Tenant of any petition for relief under the Bankruptcy Code.

“Restoration” is defined in Section 7.1.

“Retainage” is defined in Section 7.2.

“Revenue” shall mean all Rents and items of income or revenue (of any kind) from the operation of the Hotel Components. As more fully provided below, Tenant shall cause all Revenue to be remitted into the Collection Bank Account.

“Securities” shall have the meaning specified in the Mortgage Loan Agreement.

“Settlement Discussion” is defined in Section 20.12(d).

“Shared Services Agreement” means that certain Second Amended and Restated Shared Services Agreement, dated as of the date hereof, among HOC, Holdings, Landlord and the other parties thereto.

“Sublease” and “Subleases” are defined in Section 9.7.

“Subsidiary” means a Person of which an aggregate of more than fifty percent (50%) or more of the capital stock or other ownership interests thereof is owned of record or beneficially by such other Person, or by one or more Subsidiaries of such other Person, or by such other Person and one or more Subsidiaries of such Person, (a) if the holders of such capital stock or other ownership interests (i) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or other individuals performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency, or (ii) are entitled, as such holders, to vote for the election of a majority of the directors (or individuals performing similar functions) of such Person, whether or not the right so to vote exists by reason of the happening of a contingency, or (b) in the case of capital stock or other ownership interests which are not issued by a corporation, if such ownership interests constitute a majority voting interest.

“Subtenant” and “Subtenants” are defined in Section 9.4.

“Supplementary Rent” is defined in Section 2.2.

“Taking” means a taking or condemnation of the Premises (or any part thereof) or any damage to the Premises (or any part thereof) related to the exercise of the power of eminent domain and including a voluntary conveyance to any agency, authority, public utility, Person, or corporate entity empowered to condemn property in lieu of court proceedings.

“Tenant” is defined in the introductory paragraph to this Lease.

“Term” is defined in Article A, Section 2(a).

“Threshold Amount” shall have the meaning set forth in the definition of Material Alteration, except that for purposes of Section 7.2 hereof, Threshold Amount shall be defined solely by reference to clause (i) of such of such definition.

“Transfer” is defined in Section 9.1.

“Transition Period” shall have the meaning set forth in the Management Agreement.

“Transition Services” shall have the meaning set forth in the Management Agreement.

“Work” is defined in Section 5.5.

“Working Capital Account” is defined in Section 2.4(h).

Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Lease unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Lease shall refer to this Lease as a whole and not to any particular provision of this Lease. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE I

PREMISES AND TERM

Section 1.1 During the Term, Landlord, in consideration of the Operating Lease Rents herein reserved and of the terms, provisions, covenants and agreements on the part of Tenant to be kept, observed and performed, does hereby lease and demise the Premises unto Tenant, and Tenant does hereby hire and take the Premises from Landlord, subject to those matters affecting title to the Premises as of the date hereof which are set forth on Schedule B to a policy or policies of title insurance issued in favor of Landlord or Mortgagee concurrently with the execution and delivery of this Lease, any other matters affecting title to the Premises hereafter created by Tenant and such matters as are created by Landlord and consented to by Tenant (to the extent such consent is required hereunder), and all of the following, in effect as of the Commencement Date or as hereafter in effect: all licenses, zoning laws, ordinances, regulations, building codes and all other Legal Requirements.

Section 1.2 Tenant shall lease the Premises for the Term, unless sooner terminated as hereinafter provided or pursuant to applicable law.

Section 1.3 This Lease and the “Premises” shall include the Leased Personal Property and all of Tenant’s obligations under this Lease with respect to the Premises (including, without limitation, the bond net lease provisions of Section 2.3 below) shall apply with the same force and effect to the Leased Personal Property. Upon any termination of the Lease, Landlord shall be entitled to possession of the Leased Personal Property on the same basis as provided herein with respect to the real property covered by this Lease. In the event that any of the Leased Personal Property is subject to an underlying lease or financing (collectively, “Personal Property Lease or Financing”), Tenant shall be exclusively responsible for payment of all rent, principal and interest and other charges and fees (including, without limitation, any and all penalties) and performance of all obligations and requirements of such Personal Property Lease or Financing. All such Leased Personal Property is provided “AS IS” and Landlord makes no representations, warranties or assurances relating thereto, or as to the completeness, condition, operation or suitability of the Leased Personal Property. Any listing of Leased Personal Property provided by Landlord to Tenant is for the benefit of Landlord only, to identify such property as owned by Landlord and does not constitute a representation or warranty as to existence or completeness of any item of Leased Personal Property. In the event of any deficiency in the Leased Personal Property, or if any Leased Personal Property is missing, or upon the termination of any Personal Property Lease or Financing, this Lease shall continue in full force and effect and there shall be no reduction of Operating Lease Rent or other obligations of Tenant hereunder. In the event that any Leased Personal Property requires replacement, maintenance, or upgrading, for any reason whatsoever, Landlord shall have no obligations therefor, Tenant shall be required at its cost to replace the same to the extent such replacement is required under the other provisions hereof (including Section 5.2 hereof) and any replacement shall become Leased Personal Property.

ARTICLE II

BASE RENT; SUPPLEMENTARY RENT; COLLECTION BANK ACCOUNT AND DEPOSITS

Section 2.1 (a) Tenant shall pay to Landlord as Base Rent for the Premises during the Term the amounts stated in Article A, Section 3. Base Rent shall be payable in equal monthly installments in advance on the [            ] Business Day of each and every month during the Term, subject to a seven-day grace period (provided, however, that if the expiration of such grace period is not a Business Day, then such grace period shall expire on the immediately preceding Business Day), without previous demand, notice or presentment therefor and without abatement, offset or deduction of any kind whatsoever, other than as expressly provided for herein. Notwithstanding the foregoing, Tenant paid the partial month’s installment of Base Rent (with respect to the remaining days of the month in which the Commencement Date occurred) upon the Commencement Date of this Lease. If Tenant fails to pay any installment of Base Rent on or before the date when due hereunder, Tenant shall owe Landlord, in addition to the installment of Base Rent, interest on such installment at the Default Rate and, if and to the extent the same is due and payable by Landlord under the Mortgage Loan Documents, a late payment charge. Landlord shall have the right to change the payment date of the monthly installments of Base Rent, provided that in doing so, Landlord shall not increase Tenant’s costs hereunder (other than the direct costs of implementing such change, such as legal fees, which Tenant hereby agrees to pay).

(b) As used herein the term “Lease Year” means a period of twelve (12) calendar months commencing on the Commencement Date and ending on the day immediately preceding the first (1st) anniversary of the Commencement Date (if the Commencement Date occurs on the first (1st) day of a month) or the last day of the month during which the first (1st) anniversary of the Commencement Date occurs (if the Commencement Date occurs on a day other than the first (1st) day of a month), and each successive twelve (12) month period thereafter during the Term until the Expiration Date.

(c) Notwithstanding clauses (a) and (b) above, or anything else in this Lease to the contrary, each payment of Base Rent in any month shall be made by Tenant on a net basis with respect to Management Fees payable in respect of such month, such that the payment of each monthly installment of Base Rent to Landlord shall be reduced by the applicable monthly Management Fee, which Tenant shall pay to Manager in accordance with the terms of the Management Agreement (or to Alternate Manager in accordance with the terms of an Alternate Management Agreement, if applicable) or, (i) prior to the effectiveness of the Management Agreement or Alternate Management Agreement, as applicable and/or (ii) in the circumstances described in Section 4.4, as applicable, shall be retained by Tenant. For the avoidance of doubt, Management Fees owing and payable under the Management Agreement are subject to the limitations and conditions set forth in Section 5.1.22(u) of the Mortgage Loan Agreement and to the extent that the payment of Management Fees are so limited (or are not permitted to be paid at all) there will be no reduction of Base Rent for any month in respect of any such Management Fees that are so limited (or are not permitted to be paid) in such month; provided, however, with respect to any Subject Fees (as defined in the Mortgage Loan Agreement) not paid to Manager under the Management Agreement in any month as a result of the limitations in such Section 5.1.22(u) of the Mortgage Loan Agreement, such Subject Fees will be included in the determination of Management Fees as used in the foregoing sentence and will reduce the Base Rent in such month so long as such Subject Fees are deposited by Tenant into the Blocked Account (as defined in the Mortgage Loan Agreement) pursuant to the terms of the Mortgage Loan Agreement (and which shall be applied subject to and in accordance with the terms of the Mortgage Loan Agreement).

Section 2.2 Tenant shall also pay and discharge as supplementary rent (the “Supplementary Rent”) all Impositions, insurance premiums with respect to insurance required pursuant to the terms and conditions of Article VI, FF&E expenditures and all interest and penalties that may accrue thereon in the event of Tenant’s failure to pay such amounts when due, and all damages, costs and expenses which Landlord may incur by reason of any Default of Tenant or failure on Tenant’s part to comply with the terms of this Lease (which shall include damages, costs and expenses incurred under the Loan Documents by Landlord or its affiliates as borrowers thereunder), all of which Tenant hereby agrees to pay within ten (10) days after written demand or as is otherwise provided herein. Landlord shall have the right to require that reserves be established for the foregoing amounts if and when required by any Mortgagee under the Mortgage Loan Documents. Landlord shall provide Tenant with notice of the amounts of each such escrow, reserve and other requirement on the Closing Date and at least fifteen (15) days prior notice of any change in any such amounts together with copies of any relevant notice from the Mortgagee and the relevant Mortgage Loan Documents. Notwithstanding the foregoing, on the Commencement Date, Tenant shall pay an amount (of which Landlord will advise Tenant in advance) with respect to such escrows, reserves and other requirements attributable to the period, if any, beginning on the Commencement Date and ending on the last day of the month during which the Commencement Date occurs. Tenant shall also pay and discharge when due as other rent (the “Other Rent”) all other amounts, liabilities and obligations of whatsoever nature relating to the Premises, other than Base Rent and Supplementary Rent, including, without limitation, those arising under this Lease, or any Legal Requirements, easements, restrictions, or other similar agreements affecting the Premises, charges for electricity, water, gas, steam and other utilities of any kind, repair, service and maintenance or other expenses relating to the use, operation or maintenance of the Premises, property management fees and expenses, if any, as well as all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with the administration of this Lease and the monitoring of Tenant’s performance hereunder, and all interest and penalties that may accrue on any of the foregoing in the event of Tenant’s failure to pay such amounts when due, and all damages, costs and expenses which Landlord may incur by reason of any Default of Tenant or failure on Tenant’s part to comply with the terms of this Lease (which shall include damages, costs and expenses incurred under the Loan Documents by Landlord or its affiliates as borrowers thereunder), all of which Tenant hereby agrees to pay within ten (10) days after written demand or as is otherwise provided herein. Upon any failure by Tenant to pay any of the Supplementary Rent or Other Rent, such unpaid Supplementary Rent or Other Rent shall accrue interest at the Default Rate and Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute, at law, in equity or otherwise in the case of nonpayment of the Base Rent. The terms Supplementary Rent and Other Rent shall be deemed rent for all purposes hereunder (other than with respect to Tenant’s internal accounting procedures).

Section 2.3 This Lease shall be deemed and construed to be a bond lease, absolutely net to Landlord, and Tenant shall pay to Landlord, absolutely net throughout the Term, the Operating Lease Rent, free of any charges, assessments, impositions or deductions of any kind and without abatement, deduction or set-off whatsoever, other than as expressly provided for herein. Under no circumstances or conditions, whether now existing or hereafter arising, or whether beyond the present contemplation of the parties, shall Landlord be expected or required to make any payment of any kind whatsoever or be under any other express or implied obligation or liability hereunder, except as herein otherwise expressly set forth in Section 3.5, and Tenant hereby waives all Legal Requirements to the contrary. Tenant shall pay all costs, expenses and charges of every kind and nature relating to the Premises from and after the Commencement Date, including, without limitation, all taxes (except for any franchise, excise, corporate, estate, inheritance, succession or capital levy tax of Landlord or any income profits or revenue tax upon the income of Landlord), costs of improvements, maintenance, repairs, alterations, additions, replacements, and insurance and other Impositions, except debt service on any Mortgage or any other Indebtedness of Landlord (except to the extent the same is a Personal Property Lease or Financing), which may arise or become due or payable prior to, during or after (but attributable to a period falling prior to or within) the Term. Except upon a termination of this Lease and Tenant’s obligation to pay Operating Lease Rent under and subject to the terms and conditions of Section 8.2 or 12.2 hereof, Tenant’s obligation to pay Operating Lease Rent hereunder shall not terminate prior to the actual date contemplated by Landlord and Tenant and specifically set forth in Article A, Section 2(c) for the expiration of the Term notwithstanding the exercise by Landlord of any or all of its rights under Article XII or otherwise, and the obligations of Tenant hereunder shall not be affected by reason of: any damage to or destruction of the Premises or any part thereof, any Taking of the Premises or any part thereof or interest therein by condemnation or otherwise, any prohibition, interruption, limitation, restriction or prevention of Tenant’s use, occupancy or enjoyment of the Premises or any part thereof, or any interference with such use, occupancy or enjoyment by any Person or for any reason, any matter affecting title to the Premises, any eviction by paramount title or otherwise, any default by Landlord hereunder, the impossibility, impracticability or illegality of performance by Landlord, Tenant or both, any action of any Governmental Authority, Tenant’s acquisition or ownership of all or part of the Premises (unless this Lease shall be terminated by a writing signed by all Persons, including any Mortgagee, having an interest in the Premises), any breach of warranty or misrepresentation, or any other cause whether similar or dissimilar to the foregoing and whether or not Tenant shall have notice or knowledge thereof and whether or not such cause shall now be foreseeable. The parties intend that the obligations of Tenant under this Lease shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations have been modified or terminated pursuant to an express provision of this Lease.

Section 2.4 (a) Tenant acknowledges and agrees that (i) all of the interest of Landlord in and to this Lease has been or will be collaterally assigned to Mortgagee pursuant to the Mortgage and other Mortgage Loan Documents, (ii) under the terms of the Loan Documents including the Collection Account Agreement to which Tenant is a party, Tenant shall cause all Revenues from the Premises (other than (x) amounts theretofore released from a Collection Account in accordance with the provisions of the Mortgage Loan Agreement and Collection Account Agreement and (y) any amounts collected and maintained in off-shore accounts that have been approved by Landlord and Mortgagee (the “Off-Shore Accounts”)) to be wired daily to and deposited in the Collection Accounts established by Tenant, and (iii) if Tenant collects or receives any items of Revenue (excluding any such items of Revenue in Off-Shore Accounts but including any such items of Revenue in Off-Shore Accounts to the extent Tenant is entitled to withdraw the same from such Off-Shore Account), it will deposit all such items of Revenue (net of any amounts theretofore released from a Collection Account) into the Collection Accounts (or any one of them) within three (3) Business Days after receipt as security for its obligations to Landlord hereunder. Tenant understands, acknowledges and agrees that Landlord’s interest in all amounts deposited in the Collection Accounts, including the proceeds thereof, shall be pledged by Landlord to Mortgagee to secure Landlord’s obligations to Mortgagee, provided that except as otherwise provided in the immediately following subparagraphs (b) and (c), all amounts so collected or received in the Collection Accounts shall be transferred on each Business Day to (or as directed by) Tenant for use or distribution by Tenant in its discretion free of any rights or encumbrances of Mortgagee.

(b) Tenant understands, acknowledges and agrees that, upon the occurrence and during the continuance of an Event of Default under (and as defined in) the Mortgage Loan Documents or any of the Mezzanine Loan Documents, and provided that no Event of Default shall have occurred and be continuing hereunder, (i) it shall (or Landlord shall, or Mortgagee shall should Landlord fail to do so) direct and cause Collection Bank to deposit directly into the Cash Management Account all Operating Lease Rent payable under this Lease for the next thirty (30) days, including the Monthly Tax and Insurance Amount, the Monthly Ground Rent Amount and the Monthly FF&E Reserve Amount (as each such term is defined in the Mortgage Loan Agreement), if any, due for such period (the amounts described in the preceding sentence, collectively, the “Monthly Disbursements”) (it being the intent and agreement that the Cash Management Account shall at all times contain such amounts sufficient to cover the ensuing thirty (30) day period) and Landlord shall have the right to apply the same to Tenant’s obligations hereunder, and (ii) any amounts not so deposited into the Cash Management Account shall be transferred on each Business Day thereafter to (or as directed by) Tenant for use or distribution by Tenant in its discretion free of any rights or encumbrances of Mortgagee. (Landlord acknowledges that disbursement of all or a portion of the Monthly Disbursements to the Cash Management Account (which shall include the Monthly Operating Lease Rent Amount) shall to the extent of such disbursement, with respect to the month for which such disbursement is made, satisfy Tenant’s payment obligations with respect to Operating Lease Rent payable to Landlord under this Lease for such month.)

(c) Tenant understands, acknowledges and agrees that if an Event of Default shall have occurred and be continuing hereunder, it shall (or Landlord shall, or Mortgagee shall if Tenant or Landlord shall fail to do so) notify Collection Bank to transfer to the Cash Management Account on each Business Day in immediately available funds by federal wire transfer all amounts on deposit in each Collection Account up to the aggregate amount owed by Tenant hereunder, including, without limitation, any damages pursuant to Section 12.2(a) hereof, and thereafter (as well as pending the determination of such damages) Tenant shall not receive any such monies except to the extent they exceed the aggregate amount owed by Tenant hereunder (or pending such determination, such aggregate amount estimated by Landlord and Mortgagee), including, without limitation, any damages pursuant to Section 12.2(a) hereof), and Landlord shall have the right to apply the same to Tenant’s obligations hereunder.

(d) Tenant shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Collection Accounts. The Collection Accounts shall be assigned the federal tax identification number of Tenant, which is [            ]. Tenant shall provide Landlord and Mortgagee, at any time upon request, with a Form W-8 or W-9 to evidence that Tenant is not subject to any back-up withholding under the Code. All costs and expenses for establishing and maintaining the Collection Accounts shall be at Tenant’s sole cost and expense.

(e) On or before the thirtieth day following the execution and delivery hereof, Tenant shall establish the Collection Accounts and represent and warrant to Landlord that the same, which shall be listed by Tenant, constitutes any and all accounts maintained by, or on behalf of Tenant or any other Person in any jurisdiction that include funds arising out of, or are otherwise attributable to, the Premises or relate to the operation and management of the Premises (other than funds held in Off-Shore Accounts or funds held in accounts (collectively, the “OC Accounts”) that contain exclusively amounts theretofore released from Collection Accounts in accordance with the provisions of the Mortgage Loan Agreement or otherwise containing exclusively amounts not constituting Revenues from the Premises), identifying the bank, account name and account number, together with a chart showing the usual and customary flow of funds with respect to such Collection Accounts in the usual course of business. The accounts so identified shall be the only accounts existing on such date (other than the OC Accounts and the Off-Shore Accounts, if any) maintained by Tenant; and Tenant shall maintain no accounts (other than the OC Accounts and the Off-Shore Accounts, if any) that include funds arising out of, or are otherwise attributable to, the Premises or relate to the operation, management, use or occupancy of the Premises or any portion thereof, or otherwise. Tenant may not, without the prior consent of Landlord and Mortgagee (not to be unreasonably withheld, conditioned or delayed), open any accounts or new accounts or in any way alter the flow of funds and payment into and/or out of such Collection Accounts in any material respect from that listed and described in accordance with the prior provisions of this subsection (e), including, without limitation, changing the source, type or currency of any payments currently deposited and maintained in any such account.

(f) Concurrently with the establishment of the Collection Accounts, and from time to time thereafter as shall be reasonable or necessary to ensure the implementation of the provisions of Section 2.4(e), Tenant shall deliver irrevocable written instructions to (i) each tenant under any Sublease at the Premises, in form and substance reasonably acceptable to Landlord and Mortgagee, directing each such tenant to deliver all Rents payable thereunder directly to the Collection Account, and (ii) each of the credit card companies or credit card clearing banks delivering Revenues, in form and substance reasonably acceptable to Landlord and Mortgagee, directing each such credit card company or credit card clearing bank to deliver all Revenues payable with respect to the Premises directly to the Collection Accounts.

(g) Tenant shall execute and deliver such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect, maintain and perfect Mortgagee’s security interest in the Collection Accounts.

(h) Simultaneously herewith, Tenant has established a segregated Eligible Account (as defined in the Mortgage Loan Agreement) (the “Working Capital Account”) with Bank of America, N.A. Pursuant to the Working Capital Account Agreement executed simultaneously herewith among Tenant, Landlord, Bank of America, N.A. and Collateral Agent, Tenant has granted to Landlord a first priority security interest in the Working Capital Account and all deposits at any time contained therein and the proceeds thereof (and Landlord has granted to Collateral Agent (for the benefit of Mortgagee) a first priority security interest in all right, title and interest of Landlord in and to the Working Capital Account and all deposits at any time contained therein and the proceeds thereof). Tenant agrees that it will take all actions necessary to maintain in favor of Landlord a perfected first priority security interest in the Working Capital Account and the deposits therein and proceeds thereof, including, without limitation, executing, delivering and maintaining one or more account control agreements that comply with Article 9 of the Uniform Commercial Code as in effect from time to time in any applicable jurisdictions, and filing UCC 1 Financing Statements and continuations thereof upon Landlord’s, Mortgagee’s, or Collateral Agent’s request therefor. All costs and expenses for establishing and maintaining the Working Capital Account (and any sub account thereof) shall be at the sole cost and expense of Tenant. Tenant understands and agrees that the Working Capital Account shall be under the sole dominion and control of Collateral Agent (which may be exercised through the servicer designated under the Working Capital Account); provided, however, that so long as no Event of Default under the Mortgage Loan Documents or the Mezzanine Loan Documents exists, Tenant may make withdrawals from the Working Capital Account at any time and from time to time to fund ordinary course working capital needs. Tenant may deposit into the applicable Working Capital Account from time to time during any Excess Cash Flow Period (as such term is defined in the Note Sales Agreement) cash to be reserved on account of its anticipated, ordinary course working capital needs (in each case subject to the limitations and restrictions set forth in the Mortgage Loan Agreement (and, upon repayment of the Mortgage Loan in full, subject to the limitations and restrictions set forth in the loan agreement governing the then most senior Mezzanine Loan)).

(i) Tenant shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Working Capital Account and any sub-account of the Working Capital Account. The Working Capital Account and any sub-account thereof shall be assigned the federal tax identification numbers of Tenant. Tenant shall provide Mortgagee, at any time upon request of Mortgagee, with a Form W-8 or W-9 to evidence that Tenant is not subject to any back-up withholding under the Code.

(j) Landlord and Tenant acknowledge and agree that the foregoing provisions of this Section 2.4 shall be subject to the terms of the Loan Documents and that in the event of any conflict between the terms hereof and Section 2.6 of the Mortgage Loan Agreement that the Mortgage Loan Agreement shall govern.

Section 2.5 Federal Income Tax Allocation of Base Rent. Tenant and Landlord agree and acknowledge that (a) the parties intend this Lease to be classified as a “true lease” for Federal income tax purposes (as well as for all other purposes), and (b) Base Rent for the Term is hereby specifically allocated for Federal income tax purposes as “fixed rent” within the meaning of Treasury Regulation Section 1.467-1(h)(3) for each annual period. Each of Tenant and Landlord shall make all Federal income tax filings (and to the extent appropriate, state and local income tax filings) on such basis, and shall diligently defend such positions in the event of challenge by any tax authority. The allocation of such allocated rent set forth in this Section 2.5 is intended to constitute a specific allocation of rent under Treasury Regulation Section 1.467-1(c)(2)(ii)(A)(2).

Section 2.6 Pledge of Collateral.

(a) In order to secure the prompt and complete payment and performance of Tenant’s obligations under this Lease and the payment of the Operating Lease Rent, Tenant does hereby irrevocably grant to Landlord and its successors and assigns a security interest in all of Tenant’s right, title and interest in and to the following property, rights and interests, whether now owned, or hereafter acquired by Tenant, subject to Tenant’s right to use, replace, repair, alter, upgrade, operate or benefit from the following so long as no Event of Default has occurred and is continuing (collectively, the “Collateral”):

(i) Subleases and Rents and Distributions. All Subleases and other agreements affecting the use, enjoyment or occupancy of the Premises heretofore or hereafter entered into, whether before or after the filing by or against Tenant of any petition for relief under the Bankruptcy Code and all right, title and interest of Tenant, its successors and assigns in and to all Rents, including all cash or securities deposited thereunder to secure the performance by the lessees of their obligations thereunder and all rents, moneys payable as damages or in lieu of rent or rent equivalents, royalties, income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Tenant or its agents or employees from any and all sources arising from or attributable to the Premises, including, without limitation, all proceeds from the sale or other disposition of the Subleases and the right to receive and apply the Rents to the payment of the Operating Lease Rent;

(ii) Condemnation Awards. All awards or payments, including interest thereon, which may heretofore and hereafter be made with respect to the Premises, whether from the exercise of the right of eminent domain (including but not limited to any transfer made in lieu of or in anticipation of the exercise of the right), or for a change of grade, or for any other injury to or decrease in the value of the Premises, including any claim in respect thereof;

(iii) Insurance Proceeds. All proceeds in respect of the Premises under any insurance policies covering the Premises, including, without limitation, the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to the Premises;

(iv) Tax Certiorari. All refunds, rebates or credits in connection with reduction in real estate taxes and assessments charged against the Premises as a result of tax certiorari or any applications or proceedings for reduction;

(v) Rights. The right, in the name and on behalf of Tenant, to appear in and defend any action or proceeding brought with respect to the Premises and to commence any action or proceeding to protect the interest of Landlord in the Premises;

(vi) Agreements; Permits. All agreements, contracts, certificates, instruments, franchises, permits, licenses, plans, specifications, and other documents (including the Shared Services Agreement pursuant to which HOC is “Service Provider” and, to the extent assignable, Operating Permits), now or hereafter entered into or issued, and all rights therein and thereto, respecting or pertaining to the use, occupation, construction, management or operation of the Premises and any part thereof and all right, title and interest of Tenant therein and thereunder, including, without limitation, the right, upon the happening of any default hereunder, to receive and collect any sums payable to Tenant thereunder (it being understood that, without affecting any other rights of Landlord under licensing agreement it may possess, such pledge does not include or relate to any of the foregoing that are used by substantially the entire Harrah’s chain);

(vii) Intellectual Property. All Intellectual Property and general intangibles relating to or used in connection with the operation of the Premises which are now or hereafter owned by or licensed to Tenant, including pursuant to any IP License (provided, for clarity, the foregoing shall not affect or prejudice the terms of, nor change the scope of, nor alter the rights or obligations of any party under, any IP License);

(viii) All Assets. All additional assets owned by Tenant whether currently owned by Tenant or hereafter acquired;

(ix) Collection Accounts. The Collection Accounts and all amounts from time to time contained therein (unless and until released therefrom in accordance herewith); and

(x) Proceeds. All proceeds of any of the foregoing, including, without limitation, proceeds of insurance and condemnation awards, whether cash, liquidation or other claims or otherwise.

(b) This Lease is a security agreement with respect to the Collateral (including a “security agreement” within the meaning of the Uniform Commercial Code to the full extent that the foregoing may be subject to the Uniform Commercial Code). If an Event of Default shall occur and be continuing, Landlord, in addition to any other rights and remedies which it may have, shall have and may exercise immediately and without demand, any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code, including, without limiting the generality of the foregoing, the right to take possession of the Collateral or any part thereof, and to take such other measures as Landlord may deem necessary for the care, protection and preservation of the Collateral. Any notice of sale, disposition or other intended action by Landlord (or Mortgagee on behalf of Landlord) with respect to the Collateral sent to Tenant in accordance with the provisions hereof at least ten (10) business days prior to such action, shall, except as otherwise provided by applicable law, constitute reasonable notice to Tenant. The proceeds of any disposition of the Collateral, or any part thereof, may, except as otherwise required by applicable law, be applied by Landlord (or Mortgagee on behalf of Landlord) to the payment of the Operating Lease Rent in such priority and proportions as Landlord (or Mortgagee on behalf of Landlord) in its discretion shall deem proper.

(c) Tenant shall (i) at Tenant’s expense, from time to time, (x) cause instruments creating a security interest in the Collateral and of further assurance to be filed, registered or recorded in such manner and in such place as may be required for purposes of the creation, validity, enforceability or perfection of any security interest hereof upon, and the interest of Landlord in the Collateral, (y) do, execute, acknowledge and deliver all further acts, conveyances, assignments, notices of assignments, transfers and assurances as Landlord or Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring and confirming unto Landlord the Collateral, (z) on demand, deliver (and in the event it shall fail to so deliver, hereby authorizes Landlord or Lender to file in the name of Tenant), one or more financing statements to evidence more effectively the security interest of Landlord in the Collateral, (ii) not change Tenant’s name or corporate, partnership or other structure without notifying Landlord of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Tenant’s structure, without first obtaining the prior written consent of Landlord and Lender; provided, that, Tenant is permitted to make such changes otherwise permitted under Section 10.17 of the Mortgage Loan Agreement, (iii) deliver to Landlord and Lender, prior to or contemporaneously with the effective date of any such change, and hereby authorizes Landlord or Lender to file, any financing statement or financing statement change required by Landlord or Lender to establish or maintain the validity, perfection and priority of the security interest granted herein, (iv) at the request of Landlord, execute a certificate in form satisfactory to Landlord listing the trade names under which Tenant intends to operate the Premises, and representing and warranting that Tenant does business under no other trade name with respect to the Premises.

Section 2.7 Assignment of Operating Lease. Tenant hereby ratifies and confirms the assignment of this Lease by Landlord to Mortgagee pursuant to the Mortgage Loan Documents (including, specifically, the Assignment of Leases and Rents delivered to the Mortgagee) as additional collateral security for the Mortgage Loan.

ARTICLE III

IMPOSITIONS

Section 3.1 From and after the Commencement Date and throughout the Term, Tenant shall pay and discharge not later than ten (10) days before any fine, penalty, interest or cost may be added thereto for the non-payment thereof, all taxes, assessments, water rents, storm and sewer rents and charges, duties, impositions, license and permit fees, assessments payable to any owner’s association or similar entity, governmental levies and charges, charges for public utilities of any kind (together with any interest or penalties imposed upon the late payment thereof), which, pursuant to past, present or future Legal Requirements, during, prior to or after (but attributable to a period falling prior to or within) the Term, shall have been or shall be levied, charged, assessed, imposed upon or grow or become due and payable out of or for or have become a Lien on the Premises or any part thereof, any Buildings (including the related Fixtures), the FF&E or any personal property (including, without limitation, any Leased Personal Property) in or on the Premises, the Gaming Equipment, the Operating Lease Rents or income payable by Tenant or on account of any use of the Premises or such franchises as may be appurtenant to the use and occupation of the Premises, as well as any sales, use, excise, commercial rent, tangible personal property and similar taxes imposed by any Governmental Authority or improvement district in connection with the use or operation by Tenant of any of the Premises, the Fixtures, the FF&E and the Leased Personal Property, and the Gaming Equipment, and any interest and penalties assessed in connection therewith as a result of late payment or non-payment of any of the foregoing or late filing or non-filing of any tax returns or reports due in connection therewith (each of the foregoing being an “Imposition” and collectively “Impositions”). Tenant, upon request from Landlord or Mortgagee, shall submit to Landlord or Mortgagee the proper and sufficient receipts or other evidence of payment and discharge of the same. The certificate, advice, or bill of non-payment of any Imposition from the appropriate official designated by Legal Requirement to make or issue the same or to receive payment of any Imposition shall be prima facie evidence that such Imposition is due and unpaid at the time of the making or issuance of such certificate, advice, or bill of non-payment. If any Impositions are not paid when due under this Lease, Landlord shall have the right, but shall not be obligated, to pay the same following written notice to Tenant of such payment, provided Tenant does not contest the same as herein provided. If Landlord shall make such payment, Landlord shall thereupon be entitled to repayment by Tenant on demand as Other Rent hereunder. Tenant agrees that to the extent any Imposition, or other operating or capital cost or expense hereunder, shall not be separately assessed against or chargeable to the Premises, but rather is assessed or properly chargeable to all of the Land and/or Improvements of which the Premises are part, or to the Premises (or to a portion thereof) and another portion of the Land and Improvements, then Tenant shall pay its allocable share of such Impositions and/or other capital cost or expense, all as determined by Landlord and Mortgagee, which determination (absent manifest error) shall be binding on Tenant.

Section 3.2 Tenant shall have the right to protest and contest any Impositions imposed against the Premises or any part thereof. If Tenant so elects to contest, Tenant shall, prior to the prosecution or defense of any such claim, notify Landlord in writing of its decision to pursue such contest and, to the extent procedurally required, or to prevent jeopardizing any license, permit or certification, including, without limitation, any Gaming License, because of nonpayment thereof, Tenant shall pay the amount in question prior to initiating the contest. Tenant’s right to contest is conditioned upon the following: (i) such contest is done at Tenant’s sole cost and expense; (ii) nonpayment will not subject the Premises nor any part thereof or interest therein to be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iii) such contest shall not subject Landlord or any Mortgagee to the risk of any criminal or civil liability; (iv) Tenant shall provide such security as may reasonably be required by Landlord or by

Mortgagee under the terms of any Mortgage or any Mortgage Loan Documents to ensure payment of such contested Impositions, together with all interest and penalties thereon; (v) no Default or Event of Default has occurred and remains uncured; (vi) such proceeding shall be permitted under and be conducted in accordance with the provisions of any applicable material other instrument to which Tenant is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Legal Requirements; (vii) such contest is permitted under the Mortgage or Mortgage Loan Documents in which case Tenant shall contest such Imposition in accordance with the Mortgage or any other Mortgage Loan Documents; (viii) Tenant shall promptly upon receipt of a final, non-appealable determination thereof pay the amount of any such Imposition, together with all costs, interest and penalties which may be payable in connection therewith; and (ix) such proceeding shall suspend the collection of such contested Imposition from the Premises. Landlord agrees to execute and deliver to Tenant any and all documents reasonably required for such purpose and to cooperate with Tenant in every reasonable respect in such contest, but without any cost or expense to Landlord. If Landlord should actually receive proceeds of any such contest to the extent Tenant had paid in advance the amount in question, Landlord shall remit the same to Tenant. At the request of Landlord, or at Tenant’s own initiative, Tenant may elect to take commercially reasonable steps to file and enforce tax certiorari proceedings to reduce tax affecting the Premises, all at Tenant’s own expense; provided, however, that if Tenant shall decline to take such steps after a request by Landlord, Landlord may take such steps at Landlord’s own expense.

Section 3.3 To the extent permitted by applicable law, Tenant shall have the right to apply for the conversion of any Impositions to make the same payable in annual installments on a straight-line basis (or more accelerated) over a period of years (without significant incremental cost), and upon such conversion Tenant shall pay and discharge said annual installments as they shall become due and payable but in any event before delinquency. Tenant shall pay all such deferred installments, and any additional amounts required in connection therewith, when the same are due and payable, and in any event prior to the expiration or sooner termination of the Term, notwithstanding that such installments shall not then be due and payable; provided, however, that any Impositions (excluding any Imposition converted by Tenant so as to be payable in annual installments as aforesaid) relating to a fiscal period of the taxing authority, a part of which is included in a period of time after the Expiration Date, shall (whether or not such Impositions shall be assessed, levied, confirmed, imposed or become payable, during the Term) be prorated between Landlord and Tenant as of the Expiration Date, so that Landlord shall pay that portion of such Impositions which relate to that part of such fiscal period included in the period of time after the Expiration Date, and Tenant shall pay the remainder thereof.

Section 3.4 Tenant shall not be obligated to pay any franchise, excise, corporate, estate, inheritance, succession or capital levy or tax of Landlord or any income, profits or revenue tax upon the income of Landlord.

Section 3.5 In the event that Landlord is required pursuant to the terms of any Mortgage or any Mortgage Loan Documents to make monthly or other deposits for Impositions to the Mortgagee, Tenant agrees that, within ten (10) days after the first written demand made by Landlord, it shall: (i) deposit with Landlord or Mortgagee, within ten (10) days after the first demand therefor and thereafter, on the first day of each month, during the Term, an amount each month estimated by Landlord or Mortgagee to be adequate to create a fund which, as each succeeding installment of Impositions becomes due, will be sufficient, thirty (30) days prior to such due date, to pay such installment in full. Landlord or Mortgagee shall use reasonable efforts to cause the monthly deposits to be equal in amount, but neither of them shall be liable in the event that such required deposits are unequal. If at any time the amount of any Imposition is increased or Landlord or Mortgagee believes that it will be, said monthly deposits shall be increased within fifteen (15) Business Days after written demand by Landlord or Mortgagee so that, thirty (30) days prior to the due date for each installment of Impositions, there will be deposits on hand with Landlord or Mortgagee sufficient to pay such installments in full. Landlord shall be required to deposit or cause to be deposited any such amounts in an interest bearing account or an account in which such amounts are invested in “Permitted Investments”, as defined in the Mortgage Loan Documents, and any interest or earnings thereon shall be for the benefit of Tenant. For the purpose of determining whether Landlord or Mortgagee has on hand sufficient moneys to pay any particular Imposition at least thirty (30) days prior to the due date therefor, deposits for each category of Imposition shall be treated separately, it being the intention that Landlord shall not be obligated to use moneys deposited for the payment of an item not yet due and payable to the payment of an item that is due and payable. Notwithstanding the foregoing, it is understood and agreed that Landlord or Mortgagee, may, if an Event of Default hereunder or under the Mortgage or any other Mortgage Loan Documents shall have occurred and be continuing, use deposits made for any one item for the payment of the same or any other item of Operating Lease Rent. If this Lease shall be terminated by reason of any Event of Default, all deposits then held by Landlord shall be applied by Landlord on account of any and all sums due under this Lease; if there is a resulting deficiency, Tenant shall pay the same, and if there is a surplus, Tenant shall be entitled to a refund of the surplus. Notwithstanding the foregoing provisions of this Section 3.5, all provisions contained in the Mortgage or the other Mortgage Loan Documents with regard to tax escrows and reserves shall be deemed to be obligations of Tenant, and shall take precedence over and be in lieu of any inconsistent provision in this Section 3.5.

Section 3.6 If Landlord ceases to have any interest in the Premises, Landlord shall transfer to the Person who owns or acquires such interest in the Premises from Landlord and is the transferee of this Lease, the deposits made pursuant to Section 3.5 hereof relating to the Premises covered by this Lease, subject, however, to the provisions thereof. Upon such transfer of the Premises and the deposits, the transferor shall be deemed to be released from all liability with respect thereto and Tenant agrees to look to the transferee solely with respect thereto, and the provisions hereof shall apply to each successive transfer of the said deposits.

Section 3.7 The provisions of this Article III shall survive the expiration or earlier termination of this Lease.

ARTICLE IV

USE AND OPERATION OF PREMISES; DELEGATION TO MANAGER;

MANAGEMENT AGREEMENT; TRANSITION SERVICES; MANAGEMENT

Section 4.1 The Premises may be used and occupied only for the purposes set forth in Article A, Section 4. Tenant shall not create or suffer to exist any material public or private nuisance, hazardous or illegal condition or waste on or with respect to the Premises. This Article IV shall survive the expiration or earlier termination of this Lease.

Section 4.2 Notwithstanding anything in this Lease to the contrary, Tenant shall have the right to, and may at its election, delegate some or all of its rights in connection with the management and operation of the Premises under this Lease to Manager or an Alternate Manager; provided, that (i) no such delegation shall relieve Tenant of any responsibility or obligation to Landlord hereunder and (ii) Tenant shall cause Manager or any Alternate Manager to operate and maintain the Premises in accordance with the requirements and restrictions to which Tenant is subject hereunder (including Sections 20.1 and 20.10) and at the standards and otherwise in the manner set forth in the Management Agreement.

Section 4.3 In no event shall Landlord or Tenant amend, modify, supplement or waive (or consent to, acquiesce in or permit any such amendment, modification, supplement or waiver of) any right under or other provision of the Management Agreement without the prior written approval of Mortgagee and each Mezzanine Lender. In no event shall Landlord or Tenant consent to or acquiesce in an assignment by Manager of its rights, obligations or duties under the Management Agreement without the prior written approval of Mortgagee and each Mezzanine Lender (unless such assignment by Manager is permitted in the Management Agreement without the prior written approval of Mortgagee or the Mezzanine Lenders). Neither Landlord nor Tenant shall permit, consent to or acquiesce in any cancellation, termination or surrender of the Management Agreement without the prior written approval of Mortgagee and each Mezzanine Lender.

Section 4.4 Notwithstanding anything in this Lease to the contrary, if Manager shall fail to perform its obligations under the Management Agreement (or if the Management Agreement is terminated for any reason prior to the termination of this Lease), Tenant agrees that it shall perform all of the duties and obligations of Manager under and pursuant to the terms of the Management Agreement (including performing Diligence Activities and providing Transition Services) as though the Management Agreement were still in effect, provided, however, that, in such case, Tenant (rather than Manager) shall be entitled to the payment (whether by Landlord (or its successors and assigns) or from monies in the Collection Account) of the fees and expenses that would have been paid to Manager in the amounts and in accordance with the terms of the Management Agreement. For the avoidance of doubt, Tenant hereby confirms that (i) if Manager shall fail for any reason to perform the Diligence Activities, following the occurrence of any Mortgage Loan Default (as defined in the Management Agreement), Tenant will undertake to perform (and thereafter perform) the Diligence Activities and (ii) if Manager shall fail for any reason to provide the Transition Services, following the Transition Period Commencement Date (as such term is defined in the Management Agreement), then Tenant shall provide such services for the Transition Period. For the avoidance of doubt, during the pendency of the Transition Period and/or during any period in which this Lease is in effect but the Management Agreement is terminated for any reason, (i) the Operating Fees, Reimbursable Expenses and other amounts payable to Manager under the Management Agreement (provided that during the Transition Period the duties and obligations of Manager, including the Transition Services, are being performed by Tenant, rather than Manager, hereunder) shall continue to be paid (as though the Management Agreement were still in effect) but to Tenant, rather than Manager, (ii) the charges for shared services payable to HOC shall continue to be paid pursuant to the Shared Services Agreement, and (iii) this Lease shall not terminate during the Transition Period.

Section 4.5 Tenant confirms and agrees that, notwithstanding its entering into the Management Agreement, it will continue to own and/or lease all Gaming Equipment and other assets required to operate the Premises (and will not transfer or assign any Gaming Equipment or such other assets to Manager).

ARTICLE V

CONDITION OF PREMISES, ALTERATIONS AND REPAIRS

Section 5.1 The parties acknowledge that Tenant has examined the Premises, is familiar with the physical condition, expenses, operation and maintenance, zoning, Legal Requirements, status of title and use that may be made of the Premises and every other matter or thing affecting or related to the Premises, and is leasing the same in its “As Is” condition. Landlord has not made and does not make any representations or warranties whatsoever with respect to the Premises or otherwise with respect to this Lease, express or implied, including any warranty regarding the suitability of the Premises for their intended commercial purposes or that the same is in compliance, as of the date hereof or at any subsequent time, with Legal Requirements. Tenant assumes all risks resulting from any defects (patent or latent) in the Premises or from any failure of the same to comply with any Legal Requirement or the uses or purposes for which the same may be occupied.

Section 5.2 At Tenant’s sole cost and expense, whether or not Tenant is in occupancy of all of the Buildings, Tenant shall maintain and keep all of the Buildings on the Premises (including, without limitation, the FF&E and Equipment), and the adjoining sidewalks, curbs and common areas, if any, clean and in substantially the same level of condition and repair as on the Closing Date in all material respects, except for ordinary wear and tear. Tenant shall, at its sole cost and expense, maintain, repair and replace all of the FF&E, necessary or appropriate for the use, operation, maintenance and repair of the Premises in the manner required hereunder. Tenant shall cause any replacements of, and additions or improvements to, FF&E immediately to be acquired in the name, and as the property, of Landlord (as owner and not as a secured party), subject only to Tenant’s rights hereunder as lessee thereof. All repairs made by Tenant shall be made in compliance with all Legal Requirements. Landlord shall not be required to furnish any services or facilities or to maintain or make any repairs or alterations to the Premises, and Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises and all costs and expenses incidental thereto, including adequate security for each of the Buildings, whether or not Tenant is then occupying each of the Buildings. Tenant shall, at its sole cost and expense, repair, replace and maintain the roof in good condition. Notwithstanding the foregoing standards of maintaining the Premises, if any Legal Requirement or the Mortgage Loan Agreement mandates a higher standard, then Tenant shall be obligated to cause the Premises to comply with such higher standard.

Section 5.3 Landlord shall not be responsible for the cost of any alterations or replacements of or maintenance or repairs to the Premises of any nature whatsoever, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, whether or not now in the contemplation of the parties. To the extent not prohibited by applicable law, Tenant hereby waives and releases all rights now or hereafter conferred by any Legal Requirements or otherwise which would have the effect of limiting or modifying any of the provisions of this Article V.

Section 5.4 Tenant shall have the right at any time and from time to time during the Term to make, at its sole cost and expense, changes, alterations, additions or improvements (collectively, “Alterations”) in or to the Premises, subject, however, in the case of any Material Alteration, to the prior written consent of Landlord and such oversight and insurance requirements as Landlord shall reasonably require. In addition, Tenant shall comply with any requirements specified in the Mortgage Loan Documents for the performance of Alterations and Work (including provision of a completion guaranty or other collateral to the extent required thereunder and the submission of plans to Mortgagee to the extent required thereunder). Notwithstanding any provision hereof to the contrary, without Landlord’s and Mortgagee’s consent, not to be unreasonably withheld or delayed, in no event shall Tenant close or shutter, or undertake or permit any Tenant or other Person to undertake an Alteration or any Work, that alone or together with other Alterations or Work then being undertaken, that closes or shutters, at any one time, more than ten percent (10%) of the income-generating space of the Premises.

Section 5.5 Tenant agrees that all Alterations, repairs, Restoration and other work which Tenant shall be required or permitted to do under the provisions of this Lease (each hereinafter called the “Work”) shall be at Tenant’s sole cost and expense and (i) performed in a good, workmanlike manner, and in accordance with all Legal Requirements, as well as any plans and specifications therefor which shall have been approved by Landlord (if such approval is required hereunder), and (ii) commenced and completed reasonably promptly.

Section 5.6 Following the delivery of prior reasonable notice, any material Work shall be subject to inspection at reasonable times during normal business hours and without disruption to the business of Tenant, by Landlord, its architect and Mortgagee (to the extent Mortgagee has such right under the Mortgage Loan Documents), or their duly authorized representatives, and if Landlord’s architect or Mortgagee upon any such inspection shall be of the reasonable opinion that the Work is not being performed substantially in accordance with the provisions of this Article V or the plans and specifications, or that any of the materials or workmanship are not of good quality or are unsound or improper, Tenant shall, upon notice of same from Landlord, correct any such failure and shall immediately replace any unsound or improper materials or workmanship.

Section 5.7 All Fixtures, structures and other improvements and all FF&E shall immediately upon their installation or placement on or within the Premises, become the property of Landlord, without the need for any further instrument (but at Landlord’s or Mortgagee’s request, Tenant shall confirm the same from time to time in a writing reasonably satisfactory to the requesting party), and shall remain upon and be surrendered with the Premises. All other property permitted or required to be removed by Tenant at the end of the Term remaining in the Premises after Tenant’s removal shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or may be removed from the Premises by Landlord at Tenant’s expense. Tenant shall be responsible for, and shall reimburse Landlord within ten (10) days after written demand therefor, any damage to the Premises caused in whole or in part by the removal or demolition of any property which Tenant is required to remove pursuant to this Section 5.7 or which Tenant elects under the provisions of this Lease to remove. The provisions of this Section 5.7 shall survive the expiration or earlier termination of the Term.

Section 5.8 Notwithstanding any other provision of this Lease, Tenant shall be exclusively responsible at its own expense for determination and assurance that the condition of the Premises and all repairs, Alterations and Work are in compliance with all Legal Requirements or have been waived by the appropriate Governmental Authorities and for obtaining any approvals or consents of Governmental Authorities required in connection with any Alterations or Work.

Section 5.9 Notwithstanding the foregoing provisions of Sections 5.4, 5.5 and 5.6, all provisions contained in the Mortgage or any other Mortgage Loan Document relating to the obligations of Landlord with regard to Alterations, Work, the Threshold Amount shall be deemed to be obligations of Tenant hereunder and shall take precedence over and be in lieu of any inconsistent provisions in Sections 5.4, 5.5 and 5.6.

ARTICLE VI

INSURANCE

Section 6.1 Throughout the Term, Tenant shall, at its own cost and expense, provide and keep in force for the benefit of Landlord, Tenant and any Mortgagee, such insurance as shall be reasonably acceptable to Landlord, it being agreed that such insurance shall in any event comply with the requirements specified in the Mortgage Loan Documents and that all provisions contained in the Mortgage Loan Documents relating to the obligations of Landlord with regard to insurance shall be deemed to be obligations of Tenant hereunder, including with respect to the provision of insurance certificates evidencing any or all of the required insurance coverage.

Section 6.2 If at any time Mortgagee is not in receipt of written evidence that all insurance policies required under the Mortgage Loan Documents are in full force and effect, Landlord and Mortgagee shall have the right, without notice to Tenant, to take such action as Landlord and Mortgagee deems necessary to protect its interest in the Premises, including, without limitation, the obtaining of insurance coverage consistent with the coverage required hereunder. All premiums incurred by Landlord and/or Mortgagee in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Tenant to Landlord and/or Mortgagee (as applicable) upon demand and, until paid, shall bear interest at the Default Rate.

ARTICLE VII

DAMAGE OR DESTRUCTION

Section 7.1 If the Premises or any Building or any part thereof shall be damaged or destroyed by fire or other casualty (including any casualty for which insurance was not obtained or obtainable) of any kind or nature, ordinary or extra-ordinary, foreseen or unforeseen, so long as no Event of Default has occurred and is continuing (a) Landlord shall pay over to Tenant, upon the terms set forth in Section 7.2, any moneys which may be recovered by Landlord from property insurance, (b) this Lease shall be unaffected thereby and shall continue in full force and effect, and (c) Tenant shall, utilizing such insurance proceeds and such additional funds as may be required, at Tenant’s sole cost and expense, expeditiously and in a good and workmanlike manner, cause such damage or destruction to be remedied or repaired (the “Restoration”) by restoring the Premises to substantially the same condition and configuration immediately prior to such damage or destruction. All Restoration work shall be performed in accordance with the provisions of this Lease, including, without limitation, the provisions of Section 5.4 and 5.5 hereof. Tenant hereby waives the provisions of any Legal Requirement to the contrary and agrees that the provisions of this Article VII shall govern and control in lieu thereof. If Tenant shall fail or neglect to restore the Premises with reasonable diligence, or having so commenced such Restoration, shall fail to complete the same with reasonable diligence, or if prior to the completion of any such Restoration by Tenant, this Lease shall expire or be terminated for any reason, Landlord shall have the right, but not the obligation, to complete such Restoration at Tenant’s cost and expense and the cost thereof shall be payable within five (5) days after written demand as Other Rent, together with interest thereon from the date of demand until paid at the Default Rate. In addition, if Landlord so completes the Restoration as provided hereunder, Landlord shall be entitled to a reasonable supervisory fee from Tenant to compensate Landlord for administering the Restoration.

Section 7.2 Subject to the provisions of this Article VII, unless Landlord, the insurance carrier, or any Mortgagee elects in their discretion to perform the Restoration (being under no obligation to do so) and so long as no Event of Default has occurred and is continuing, Landlord shall pay over to Tenant from time to time, upon the following terms, any moneys which may be received by Landlord pursuant to the Mortgage Loan Documents from property insurance provided by Tenant but, in no event, to any extent or in any sum exceeding the amount actually collected by Landlord upon the loss; provided, however, that Landlord, before paying such moneys over to Tenant, shall be entitled to reimburse or pay itself or Mortgagee therefrom to the extent, if any, of (a) the expenses paid or incurred by Landlord or Mortgagee in the collection of such moneys, and (b) any other amounts then outstanding and owing to Landlord under this Lease. Landlord shall pay to Tenant, as herein provided, the aforesaid insurance proceeds which may be received by Landlord for the purpose of Restoration to be used by Tenant to restore the Premises to a value which shall be not less than a value substantially similar to the value of the Premises prior to such fire or other casualty. Prior to making any Restoration, Tenant shall furnish Landlord with an estimate of the cost of such Restoration, prepared by a licensed third party architect or contractor selected by Tenant and reasonably approved by Landlord. Such insurance moneys shall be paid (i) to Tenant in a lump sum if the cost of such Restoration is less than the Threshold Amount and (ii) if the cost of such Restoration is equal to or greater than the Threshold Amount, in accordance with Section 7.2 and 7.3 to Tenant (or, at Landlord’s option, directly to the party to whom such payment is due) from time to time thereafter in installments as the Restoration progresses, within five (5) Business Days after submission by Tenant to Landlord showing the cost of labor and material incorporated in the Restoration, or incorporated therein since the last previous submission (assuming such proceeds are available from the insurer). If any vendor’s, mechanic’s, laborer’s, or materialman’s Lien is filed against the Premises or any part thereof, or if any public improvement Lien is created or permitted to be created by Tenant and is filed against Landlord, or any assets of, or funds appropriated to, Landlord, Tenant shall not be entitled to receive any further installment until such Lien is satisfied or otherwise discharged, unless such Lien is contested by Tenant in good faith and, if required by applicable law, Tenant has obtained and delivered a bond issued by a surety, in an amount and in form otherwise satisfactory to Landlord in its reasonable discretion. The amount of any installment to be paid to Tenant shall be such proportion of the total insurance moneys received by Landlord pursuant to the Mortgage Loan Documents as the cost of labor and materials theretofore incorporated by Tenant in the Restoration bears to the total estimated cost of the Restoration by Tenant, less (1) all payments theretofore made to Tenant out of said insurance proceeds, and (2) ten percent (10%) of the amount so determined, until fifty percent (50%) of the Restoration has been completed (and five percent (5%) thereafter) (the “Retainage”). Notwithstanding the foregoing, Landlord shall not withhold the Retainage from any installment provided (I) such installment constitutes the final payment due a contractor or materialman, or (II) the contractor is bonded and Tenant furnishes to Landlord payment and performance bonds and labor and material bonds of Tenant’s contractor complying with the Legal Requirements and otherwise satisfactory to Landlord in its reasonable discretion, naming Landlord as co-obligee, in which event Landlord shall withhold from such installment the same percentage withheld by Tenant pursuant to the construction contract. Upon completion of and payment for the Restoration by Tenant, including reimbursement to Tenant of the Retainage or other amount, as applicable, the balance of any and all insurance proceeds held by Landlord shall be paid to Tenant. In the event that the insurance proceeds are insufficient for the purpose of paying for the Restoration, Tenant shall nevertheless be required to make the Restoration and pay any additional sums required for the Restoration in accordance with the provisions of Section 7.4 hereof. Notwithstanding the foregoing, if Landlord makes the Restoration at Tenant’s expense, as provided in Section 7.1 hereof, then Landlord shall use any amounts held by Landlord to pay for the cost of such Restoration.

Section 7.3 The following shall be conditions precedent to each payment made to Tenant (or to any other party) as provided in Section 7.2 above:

(a) there shall be submitted to Landlord the certificate of the aforesaid architect or contractor stating (i) that the sum then requested to be withdrawn either has been paid by Tenant and/or is justly due to contractors, subcontractors, materialmen, engineers, architects or other Persons (whose names and addresses shall be stated) who have rendered or furnished certain services or materials for the work and giving a brief description of such services and materials and the principal subdivisions or categories thereof and the several amounts so paid or due to each of such Persons in respect thereof, and stating in reasonable detail the progress of the work up to the date of said certificate, (ii) that no part of such expenditures has been or is being made the basis, in any previous or then pending request, for the withdrawal of insurance money or has been made out of the proceeds of insurance received by Tenant, (iii) that the sum then requested does not exceed the value of the services and materials described in the certificate, and (iv) that the balance of any insurance proceeds held by Landlord, together with such other sums, if any, which Tenant has made or will (for which evidence of Tenant’s intention and ability shall be to Landlord’s satisfaction in its sole and absolute discretion) make available for the Restoration in accordance with Section 7.4 hereof and to Landlord’s satisfaction (in its sole and absolute discretion) will be sufficient upon completion of the Restoration to pay for the same in full, and stating in reasonable detail an estimate of the cost of such completion;

(b) there shall be furnished to Landlord an official search, or a certificate of a title insurance company satisfactory to Landlord in its sole and absolute discretion, or other evidence satisfactory to Landlord in its sole and absolute discretion, showing that there has not been filed any vendor’s, mechanic’s, laborer’s or materialman’s statutory or other similar Lien affecting the Premises or any part thereof, or any public improvement Lien created or permitted to be created by Tenant affecting Landlord, or the assets of, or funds appropriated to, Landlord, which has not been discharged of record, except such as will be discharged upon payment of the amount then requested to be withdrawn, or unless any such Lien is contested by Tenant in good faith and Tenant has obtained and delivered a bond issued by a surety, in an amount and in form otherwise satisfactory to Landlord in its sole and absolute discretion; and

(c) at the time of making such payment, no Default shall have occurred and be continuing.

Section 7.4 If the estimated cost of any Restoration determined as provided in Section 7.2 hereof exceeds the net insurance proceeds, then, prior to the commencement of any Restoration, Tenant hereby covenants to deposit with Landlord, a bond, cash, completion guaranty or other security satisfactory to Landlord (in its sole and absolute discretion) in the amount of such excess, to be held and applied by Landlord in accordance with the provisions of Section 7.2 hereof, as security for the completion of the work, free of public improvement, vendors’, mechanics’, laborers’ or materialmen’s statutory or other similar Liens.

Section 7.5 As material consideration to Landlord for its agreement to enter into this Lease, the parties agree that this Lease shall not terminate or be forfeited or be affected in any manner, and there shall be no reduction or abatement of the Operating Lease Rent payable hereunder, by reason of damage to or total, substantial or partial destruction of the Premises or any part thereof or by reason of the untenantability of the same or any part thereof, for or due to any damage or destruction of the Premises from any cause whatsoever, and, notwithstanding any Legal Requirements, present or future, Tenant waives any and all rights to quit or surrender the Premises or any part thereof on account of any damage or destruction of the Premises. Tenant expressly agrees that its obligations hereunder, including the payment of Operating Lease Rent payable by Tenant hereunder, shall continue as though the Premises had not been damaged or destroyed and without abatement, suspension, diminution or reduction of any kind.

Section 7.6 Notwithstanding the foregoing provisions of this Article VII, all provisions contained in the Mortgage or any other Mortgage Loan Document with regard to Restoration of the Premises or the related obligations of Landlord shall take precedence over and be in lieu of any inconsistent provisions in this Article VII and, with respect to such obligations, shall be deemed to be obligations of Tenant hereunder.

ARTICLE VIII

CONDEMNATION

Section 8.1 Tenant, immediately upon obtaining knowledge of the institution of any proceeding for a Taking, shall notify Landlord and Mortgagee thereof and Landlord and Mortgagee shall be entitled to participate in any Taking proceeding. Subject to the provisions of this Article VIII, Tenant hereby irrevocably assigns to Mortgagee or to Landlord, in that order, any award or payment to which Tenant is or may be entitled by reason of any Taking, whether the same shall be paid or payable for Tenant’s leasehold interest hereunder or otherwise.

Section 8.2 If the whole of the Premises shall be permanently subject to a Taking, then on the earlier of the date of the vesting of title to the Premises or the date of taking of possession of the Premises (the “Ending Date”), this Lease shall terminate, all Operating Lease Rent required to be paid by Tenant under this Lease shall be pro-rated up to such date, and any and all awards in connection with such condemnation shall be applied (i) first to pay the outstanding amount owed to Mortgagee under the Mortgage Loan Documents and the holder of the Mezzanine Loan under the Mezzanine Loan Documents, (i) second, to Tenant, up to the amount of any and all awards on account of moving expenses and any award or payment on account of the Lease being deemed by the applicable condemning authority to be a below market lease to the economic benefit of Tenant, and (iii) third, any remaining amounts to Landlord. Upon such termination, this Lease shall be of no further force and effect, except that any obligation or liability of either party, actual or contingent, under this Lease which has accrued on or prior to the Ending Date shall survive and any prepayment of Operating Lease Rent shall be prorated between the parties.

Section 8.3 In the event of a permanent partial Taking of one or more of the Building(s), in which the portion of the Premises taken is such that Tenant may continue to operate at the Premises, this Lease shall be unaffected by such Taking, and Tenant shall, continue to pay the Base Rent, Supplementary Rent and Other Rent pursuant to Article II, and the following shall apply:

(a) Landlord shall be entitled to receive the entire award in any proceeding with respect to such Taking without deduction therefrom for any estate vested in Tenant by this Lease and Tenant shall receive no part of such award;

(b) Notwithstanding the foregoing, in the event this Section 8.3 is applicable, Landlord shall pay over to Tenant from time to time any moneys which may be received by Landlord pursuant to the Mortgage Loan Documents on account of the exercise of the power of eminent domain with respect to the Premises, which (x) are necessary for Tenant to repair and restore such Building(s) such that the remaining portion of the Building(s) may continue to be operated and (y) represent an award for moving expenses and interruption of or damage to Tenant’s business; provided, however, that Landlord, before paying such moneys over to Tenant, shall be entitled to reimburse or pay itself therefrom to the extent, if any, of (i) the reasonable expenses paid or incurred by Landlord in the collection of such moneys, and (ii) any other amounts then outstanding and owing to Landlord under this Lease. Such moneys shall be paid over to Tenant on the terms and subject to the conditions set forth in Article VII, as if, for this purpose, such moneys were insurance proceeds resulting from casualty to the Premises. Tenant agrees to undertake such Restoration on such terms and subject to such conditions to the extent of the availability of such proceeds and such additional funds as are necessary to complete the Restoration at Tenant’s own cost and expense.

Section 8.4 If only unimproved land shall be the subject of a Taking and Sections 8.2 and 8.3 do not apply, this Lease shall be unaffected by such Taking, and Tenant shall continue to pay the Base Rent, Supplementary Rent and Other Rent pursuant to Article II, and Landlord shall be entitled to receive the entire award in any proceeding with respect to such Taking without deduction therefrom for any estate vested in Tenant by this Lease and Tenant shall receive no part of such award.

Section 8.5 If the use or occupancy of all or any part of the Premises shall be the subject of a temporary Taking during the Term of this Lease, Tenant shall be entitled, except as hereinafter set forth, to receive that portion of the award for such temporary Taking which represents compensation for the use and occupancy of the Premises and, if so awarded for moving expenses, and that portion which represents reimbursement for the cost of Restoration of the Premises. This Lease shall be and remain unaffected by such temporary Taking and Tenant shall be responsible for all obligations hereunder not affected by such temporary Taking and shall continue to pay in full when due the Base Rent, Supplementary Rent and Other Rent pursuant to the provisions of this Lease. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use or occupancy of the Premises (or a part thereof) shall be divided between Landlord and Tenant so that Tenant shall receive so much thereof as represents the period to and including the Expiration Date and Landlord shall receive so much as represents the period subsequent to the Expiration Date and Landlord shall be entitled to receive that portion which represents reimbursement for the cost of Restoration of the Premises. All moneys received by Tenant as, or as part of, an award for temporary use and occupancy for a period beyond the date to which the sums to be paid by Tenant hereunder have been paid by Tenant shall be received, held and applied by Tenant as a trust fund for payment of all sums payable by Tenant hereunder.

Section 8.6 Each party agrees to execute and deliver to each other and to applicable Governmental Authorities all documents and instruments that may be required to effectuate the provisions of this Article VIII.

Section 8.7 Notwithstanding the foregoing provisions of this Article VIII, all provisions contained in the Mortgage or any other Mortgage Loan Document with regard to a taking of the Premises or the related obligations of Landlord shall take precedence over and be in lieu of any inconsistent provisions in this Article VIII and, with respect to such obligations, shall be deemed to be obligations of Tenant hereunder.

ARTICLE IX

ASSIGNMENT AND SUBLETTING

Section 9.1 Tenant shall not directly or indirectly (i) sell, assign, mortgage, convey, alienate, sublease or otherwise transfer, directly or indirectly, by operation of law or otherwise, this Lease, all or any portion of Tenant’s estate or interest in this Lease or the Premises, except as permitted in the Mortgage Loan Documents, (ii) permit any assignment of this Lease or any estate or interest therein by operation of law, (iii) grant any Sublease, (iv) permit the use of the Premises or any part thereof by any parties other than Tenant and its guests, (v) mortgage, encumber, pledge, grant a security interest in, collaterally assign or conditionally transfer this Lease or any Leased Personal Property incorporated in or used in connection with the Premises or any part thereof or any Subleases or any of the rents, issues and profits from a Sublease operator or any other commercial sublessee or Tenant’s estate or interest in the Premises or (vi) sell, convey or transfer, directly or indirectly, by operation of law or otherwise, any capital stock, membership interests, partnership interests, trust units, or any other direct or indirect equity interest in Tenant, in each case if same would result in Tenant no longer being directly or indirectly at least 50% owned and controlled by Qualified Transferees (each of the foregoing, a “Transfer”), without Landlord’s and Mortgagee’s prior written consent, except to the extent such Transfer is permitted under the Mortgage Loan Documents, which consent may be granted or withheld in Landlord’s and Mortgagee’s sole and absolute discretion. For the avoidance of doubt, the foregoing shall not prohibit or restrict Tenant’s right to delegate some or all of its rights in connection with the management or operation of the Premises pursuant to Section 4.2. Landlord and Tenant agree that any transactions whereby Tenant continues to be at least 50% owned and controlled by Holdings (provided there shall have been no Change in Control in Holdings) and/or other Qualified Transferees shall be permitted, provided that immediately prior to such Transfer, no Event of Default shall have occurred and be continuing and no Event of Default and subsequent to such Transfer, the beneficial ownership of Landlord and Tenant will be substantially identical. For purposes of this Article IX, the terms “control”, “controls” or “controlled by” shall mean possession, direct or indirect, of the power to direct or to cause the direction of, the management and policies of any Person or entity, whether through the ownership of voting securities, or partnership, membership or other equity interests, by contract or otherwise. Any attempted Transfer in violation of the terms and covenants of this Section 9.1 shall be void. Further, a Change in Control shall be deemed a Transfer hereunder and, unless clauses (ii) through (v) of Section 5.2.10(b) of the Mortgage Loan Agreement shall be satisfied, the same shall be prohibited and an Event of Default hereunder (and for the sake of clarity, nothing contained elsewhere in this Article IX or this Lease shall be deemed to limit or qualify the above terms of this sentence).

If Landlord consents in writing to a Transfer, (1) Tenant shall nevertheless at all times remain fully responsible and liable for payment of the Operating Lease Rent and for compliance with all of Tenant’s other duties, obligations and covenants under this Lease, (2) Tenant shall give prior written notice of such Transfer to Landlord and each Mortgagee, (3) any transferee of Tenant’s interest under this Lease shall be required to execute and deliver an assumption of all obligations of Tenant hereunder that are applicable to such Transfer, pursuant to an instrument satisfactory to Landlord, and (4) any such Transfer shall be conditioned upon obtaining and securing (A) all necessary approvals and consents of Governmental Authorities and (B) if required under the Mortgage Loan Documents, the consent of any Mortgagee, which consent may be withheld in Mortgagee’s sole discretion.

Section 9.2 With respect to any Transfer requiring Landlord’s and any Mortgagee’s consent to a Transfer, Landlord and such Mortgagee shall be given not less than twenty (20) days’ advance written notice of the proposed Transfer, which notice shall be delivered to Landlord and such Mortgagee together with (i) a true and complete copy of the proposed instrument(s) of the Transfer, and (ii) such other information and documents as Landlord or such Mortgagee may request in its respective sole and absolute discretion. Tenant shall pay, on demand, Landlord’s and such Mortgagee’s reasonable costs and expenses in connection with their consideration of whether to grant any such consent to a Transfer (but no fee in excess of $750 shall be charged in connection therewith except as set forth in the Mortgage Loan Agreement). No Transfer may be consummated during the continuance of an Event of Default.

Section 9.3 Any consent by Landlord and Mortgagee under this Article IX shall apply only to the specific transaction thereby authorized and shall not relieve Tenant from the requirement of obtaining the prior written consent of Landlord and Mortgagee to any further Transfer of this Lease. No Transfer of all or any portion of this Lease shall release or relieve the original named Tenant from any obligations of Tenant hereunder unless otherwise agreed by Landlord and Mortgagee.

Section 9.4 If Landlord consents in writing to a Transfer involving a sublease, license, concession or other right of occupancy of all or any portion of the Premises (a “Sublease”), Tenant shall cause each subtenant, licensee, concessionaire and holder of such right of occupancy (each a “Subtenant” and collectively, the “Subtenants”) to comply with its obligations under its Sublease, and Tenant shall diligently enforce all of its rights thereunder in accordance with the terms of such Sublease and this Lease.

Section 9.5 The fact that a violation or breach of any of the terms, provisions or conditions of this Lease results from or is caused by an act or omission by any of the Subtenants shall not relieve Tenant of Tenant’s obligation to cure the same. Tenant shall take all necessary steps to prevent any such violation or breach.

Section 9.6 If this Lease is assigned, or if the Premises or any part thereof is subleased, licensed or occupied by anybody other than Tenant, Landlord may, after an Event of Default by Tenant, and in addition to any other remedies herein provided or provided by applicable law, collect all rent becoming due to Tenant directly from the Subtenants, and apply the net amount collected to the Operating Lease Rent herein reserved and all other sums due to Landlord by Tenant hereunder, but no such assignment, sublease, license, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the Subtenant as tenant, or a release of Tenant from the further performance by Tenant of the terms, covenants, and conditions on the part of Tenant to be observed or performed hereunder. Tenant hereby authorizes and directs any such Subtenant to make such payments of rent directly to Landlord, or into any collection account and/or cash management system required by any Mortgagee upon receipt of notice from Landlord or the Mortgagee, and each Sublease will contain this provision. No direct collection by Landlord from any such Subtenant shall be construed to constitute a novation or a release of Tenant from the further performance of its obligations hereunder. After any assignment, subletting, license or occupancy or other Transfer, Tenant’s liability hereunder shall continue; provided that Tenant shall not be responsible for any liability arising as the result of any subsequent modification or amendment of this Lease by Landlord and any assignee of Tenant.

Section 9.7 To secure the prompt and full payment by Tenant of the Operating Lease Rent and the faithful performance by Tenant of all the other terms and conditions herein contained on its part to be kept and performed, Tenant hereby assigns, transfers and sets over unto Landlord and its successors and assigns, subject to the conditions hereinafter set forth, all of Tenant’s right, title and interest in and to all permitted subleases, assignments, licenses and occupancy agreements (each a “Sublease” and collectively, the “Subleases”) and hereby confers upon Landlord and its successors and assigns, and their respective agents and representatives, a right of entry (subject to prior notice) in, and sufficient possession of, the Premises to permit and insure the collection by Landlord of the rentals and other sums payable under the Subleases, and further agrees that the exercise of said right of entry and qualified possession by Landlord shall not constitute an eviction of Tenant from the Premises or any portion thereof and that should said right of entry and possession be denied Landlord, its agent or representative, Landlord, in the exercise of said right, may use all requisite force to gain and enjoy the same without responsibility or liability to Tenant, its servants, employees, guests or invitees, or any Person whomsoever; provided, however, that such assignment shall become operative and effective only if (a) an Event of Default shall occur and be continuing or (b) this Lease and the Term shall be cancelled or terminated pursuant to the terms, covenants and conditions hereof or (c) there occurs repossession under a dispossess warrant or other re-entry or repossession by Landlord under the provisions hereof or (d) a receiver for the Premises is appointed, and then only as to such of the Subleases that Landlord may elect to take over and assume. At any time and from time to time within ten (10) days after Landlord’s written demand, Tenant promptly shall deliver to Landlord a schedule of all Subleases, setting forth the names of all Subtenants, with a photostatic copy of each of the Subleases, certifying that the same constitute all of the Subleases and that the copies are true and complete. Upon reasonable request of Landlord, Tenant shall permit Landlord and its agents and representatives to inspect all Subleases affecting the Premises. Tenant covenants that each Sublease shall provide that the Subtenant thereunder shall be required from time to time, upon request of Landlord or Tenant, to execute, acknowledge and deliver, to and for the benefit of Landlord, an estoppel certificate confirming with respect to such Sublease the information set forth in Section 14.1 hereof.

Section 9.8 Tenant covenants and agrees that all Subleases hereafter entered into affecting the Premises shall provide that (a) they are subject and subordinate to this Lease in all respects (or such Sublease shall be subject and subordinate to this Lease by operation of law), (b) the term thereof shall not end less than one (1) day prior to the Expiration Date hereof, unless Landlord shall consent otherwise, which consent may be withheld in Landlord’s sole and absolute discretion, (c) the Subtenants will not pay rent or other sums under the Subleases with Tenant for more than one (1) month in advance, (d) the Subtenants shall give to Landlord at the address and otherwise in the manner specified in Section 21.8 hereof, a copy of any notice of default by Tenant as the landlord under the Subleases at the same time as, and whenever, any such notice of default shall be given by the Subtenants to Tenant, (e) in the event of the termination or expiration of this Lease prior to the Expiration Date hereof, any such Subtenant, at Landlord’s election, shall be obligated to attorn to and recognize Landlord as the lessor under such Sublease, in which event such Sublease shall continue in full force and effect as a direct lease between Landlord and the Subtenant upon all the terms and conditions of such Sublease, except as hereinafter provided. Any attornment required by Landlord of such Subtenant shall be effective and self-operative as of the date of any such termination or expiration of this Lease without the execution of any further instrument; provided, however, that such Subtenant shall agree, upon the request of Landlord, to execute and deliver any such instruments in recordable form and otherwise in form and substance satisfactory to Landlord in its sole and absolute discretion to evidence such attornment. With respect to any attornment required by Landlord of any Subtenant hereunder, (i) at the option of Landlord, Landlord shall recognize all rights and obligations of Tenant as the lessor under such Sublease and the Subtenant thereunder shall be obligated to Landlord to perform all of the obligations of the Subtenant under such Sublease and

(ii) Landlord shall have no liability, prior to its becoming lessor under such Sublease, to such Subtenant nor shall the performance by such Subtenant of its obligations under the Sublease, whether prior to or after any such attornment, be subject to any defense, counterclaim or setoff by reason of any default by Tenant in the performance of any obligation to be performed by Tenant as lessor under such Sublease, nor shall Landlord be bound by any prepayment of more than one (1) month’s rent or any security deposit unless such prepayment shall have been expressly approved in writing by Landlord and Mortgagee or such deposit was received by Landlord. Landlord shall not unreasonably refuse a request by Tenant to enter into a subordination, non-disturbance and attornment agreement with any Subtenant. The provisions of this Section 9.8 shall survive the expiration or earlier termination of the Term.

Section 9.9 If Tenant assumes this Lease and proposes to assign the same pursuant to the Bankruptcy Code to any Person who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of such proposed assignment shall be given to Landlord by Tenant no later than fifteen (15) days after receipt of such offer by Tenant, but in any event no later than ten (10) days prior to the date that Tenant shall file any application or motion with a court of competent jurisdiction for authority and approval to enter into such assumption and assignment. Such notice shall set forth (a) the name and address of the assignee, (b) all of the terms and conditions of such offer, and (c) the proposal for providing adequate assurance of future performance by such Person under the Lease, including, without limitation, the assurance referred to in Section 365 of the Bankruptcy Code. Any Person to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease from and after the date of such assignment. Any such assignee shall execute and deliver to Landlord upon demand an instrument confirming such assumption.

Section 9.10 The term “adequate assurance of future performance” as used in this Lease shall mean (in addition to the assurances called for in Bankruptcy Code Section 365(1)) that any proposed assignee shall, if determined by the Bankruptcy Court to be appropriate under the circumstances (a) deposit with Landlord on the assumption of this Lease an amount equal to the greater of (i) two (2) times the then monthly Base Rent, Supplementary Rent and Other Rent or (ii) such other amount deemed by the Bankruptcy Court to be reasonably necessary for the adequate protection of Landlord under the circumstances, as security for the faithful performance and observance by such assignee of the terms and obligations of this Lease, (b) furnish Landlord with financial statements of such assignee for the prior three (3) fiscal years, as finally determined after an audit and certified as correct by a certified public accountant, which financial statements shall show a net worth at least equal to the amount of the deposit referenced in (a) above, (c) grant to Landlord a security interest in such property of the proposed assignee as Landlord shall deem necessary to secure such assignee’s future performance under this Lease, and (d) provide such other information or take such action as Landlord, in its reasonable judgment, shall determine is necessary to provide adequate assurance of the performance by such assignee of its obligations under the Lease.

Section 9.11 If, at any time after Tenant may have assigned Tenant’s interest in this Lease in a proceeding of the type described in Section 12.1(i) or (j), this Lease shall be disaffirmed or rejected in any proceeding of the type described in Section 12.1(i) or (j) hereof, or in any similar proceeding, or in the event of termination of this Lease by reason of any such proceeding or by reason of lapse of time following notice of termination given pursuant to Article XII based upon any of the events of default set forth in said Section 12.1(i) or (j), Tenant, upon request of Landlord given within thirty (30) days next following any such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (a) pay to Landlord all Base Rent, Supplementary Rent and Other Rent due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as “tenant”, enter into a new lease with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the expiration date of the Term, unless sooner terminated as in such lease provided, at the same Base Rent, Supplementary Rent and Other Rent upon the then executory terms, covenants and conditions as are contained in this Lease, except that (i) Tenant’s rights under the new lease shall be subject to the possessory rights, if any, of the assignee under this Lease and the possessory rights of any Person claiming through or under such assignee or by virtue of any applicable law, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant with due diligence, and (iii) such new lease shall require Tenant to pay all Base Rent, Supplementary Rent and Other Rent reserved in this Lease which, had this Lease not been so disaffirmed, rejected or terminated, would have accrued under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If Tenant shall default in its obligation to enter into said new lease for a period of ten (10) days next following Landlord’s request therefor, then in addition to all other rights and remedies by reason of such default, either at law or in equity, Landlord shall have the same rights and remedies against Tenant as if Tenant had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant’s default thereunder.

Section 9.12 (a) Licenses, certificates or permits held in the name of Tenant or an agent or representative of Tenant, which relate to the operation of the Premises, or the name of the Premises or the operations at the Premises, as then known to the general public (but excluding the items excluded in clauses (vii) and (viii) of Section 2.6(a)) shall upon Landlord’s written request upon an Event of Default, be assigned by Tenant to a replacement licensed operator of the Premises and/or a subsequent lessee identified by Landlord, except to the extent prohibited by applicable law or by the terms of such licenses, certificates or permits. If Tenant fails to make or refuses to recognize the assignment of any such licenses, permits or certificates, this provision of this Lease shall constitute an act of assignment to the replacement licensed operator and/or lessee identified by Landlord except to the extent such assignment is prohibited by Legal Requirement or the terms of such licenses, certificates or permits.

(b) Tenant shall not and shall not allow any Person to act or fail to act in any manner which will cause any material licenses, permits or certificates relating to the Premises, or the operation, use or maintenance thereof, to be revoked or not renewed by any Governmental Authority having jurisdiction thereof.

(c) Tenant shall not file bankruptcy, become insolvent, permit itself to become subject to any action seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of Tenant or a substantial part of its assets, permit itself to become subject to any action of involuntary receivership, fail to pay its debts as they become due, or take any corporate action to authorize any of the foregoing without the prior written consent of Landlord.

Section 9.13 The provisions of Sections 9.7, 9.8, 9.9, 9.10, 9.11 and 9.12 hereof shall survive the expiration or earlier termination of this Lease.

Section 9.14 Notwithstanding the foregoing provisions of this Article IX, all provisions contained in the Mortgage or any other Mortgage Loan Document in respect of assignments, Subleases and transfers of this Lease or the interest in Tenant shall take precedence over and be in lieu of any inconsistent provision provided for in this Article IX.

ARTICLE X

SUBORDINATION

Section 10.1 This Lease shall be subject and subordinate in all respects to all Mortgages now or hereafter in effect. At any Mortgagee’s direction, Tenant shall attorn to the Mortgagee, or any successor-in-interest to Landlord or the Mortgagee, including without limitation, any such party which takes title by foreclosure, power of sale, deed in lieu of foreclosure, pursuant to a proceeding in bankruptcy or alternative procedure, or any right or remedy at law or in equity. The transfer of the title to the Premises, any part thereof or any underlying lease to any Mortgagee, or any successor in interest to Landlord or Mortgagee by foreclosure, power of sale, deed in lieu of foreclosure, pursuant to a proceeding in bankruptcy or any alternative procedure, or any right or remedy at law or in equity shall not be considered a default or breach by Landlord of this Lease, which shall survive and remain in full force and effect. This Section 10.1 shall be self-operative and no further instrument of subordination shall be required to make the interest of any Mortgagee superior to the interest of Tenant hereunder. Notwithstanding the previous sentence, however, Tenant shall, together with the Mortgagee, execute and deliver promptly any certificate or agreement that Landlord and any Mortgagee may reasonably request in confirmation of such subordination, and Tenant grants to Landlord an irrevocable power of attorney coupled with an interest for the purpose of executing and delivering any such certificate or agreement for or on behalf of Tenant. In addition, Tenant agrees to provide all surveys, certifications, documents, agreements, instruments, reports and other assurances as Mortgagee may reasonably require Landlord to cause Tenant to deliver pursuant to the Mortgage Loan Documents. Upon any foreclosure of a Mortgage, the grant of any deed-in-lieu of foreclosure or any transfer pursuant to a proceeding in bankruptcy or otherwise, neither the Mortgagee nor anyone claiming by, through or under such Mortgagee shall be:

(a) liable for any act or omission of any prior Landlord (including, without limitation, the then defaulting Landlord);

(b) subject to any defense or offsets which Tenant may have against any prior Landlord (including, without limitation, the then defaulting Landlord) which arise prior to the date such Mortgagee (or someone acquiring at a foreclosure sale related to the Mortgagee’s Mortgage) acquires title to the Premises or any part thereof or interest therein;

(c) bound by any payment of Operating Lease Rent which Tenant might have paid for more than the current month to any prior Landlord (including, without limitation, the then defaulting Landlord);

(d) bound by any obligation to make any payment to Tenant which was required to be made prior to the time such Mortgagee or Landlord succeeded to any prior Landlord’s interest other than deposits and reserves received by such Mortgagee;

(e) bound by any obligation to perform any work or to make improvements to the Premises;

(f) bound by any modification, amendment or supplement to this Lease made without the prior written consent of the Mortgagee; or

(g) bound by any security deposit for Tenant’s obligations under this Lease unless such deposit is actually received by Mortgagee.

If required by any Mortgagee, Tenant promptly shall join in any subordination and attornment agreement to indicate its concurrence with the provisions thereof and its agreement, in the event of a foreclosure of any Mortgage. Tenant shall promptly so accept, execute and deliver any subordination and attornment agreement proposed by any Mortgagee which conforms with the provisions of this Section 10.1. Any subordination and attornment agreement may also contain other terms and conditions as may otherwise be required by any Mortgagee or Landlord which do not increase Tenant’s monetary obligations or materially and adversely affect the rights or obligations of Tenant under this Lease.

Section 10.2 (a) Tenant hereby agrees to give to any Mortgagee copies of all notices given by Tenant of default by Landlord under this Lease at the same time and in the same manner as, and whenever, Tenant shall give any such notice of default to Landlord, and the same shall not be effective as against Landlord until so given to Mortgagee. Such Mortgagee shall have the right to remedy any default by Landlord under this Lease, or to cause any default of Landlord under this Lease to be remedied, and for such purpose Tenant hereby grants such Mortgagee such period of time as may be reasonable to enable such Mortgagee to remedy, or cause to be remedied, any such default in addition to the period given to Landlord for remedying, or causing to be remedied, any such default. Tenant shall accept performance by such Mortgagee of any term, covenant, condition or agreement to be performed by Landlord under this Lease with the same force and effect as though performed by Landlord. No default by Landlord under this Lease shall exist or shall be deemed to exist (i) as long as such Mortgagee, in good faith, shall have commenced to cure such default and shall be prosecuting the same to completion with reasonable diligence, subject to Force Majeure, or (ii) if possession of the Premises or control of Landlord is required in order to cure such default, or if such default is not reasonably susceptible of being cured by such Mortgagee, as long as such Mortgagee, in good faith, shall have notified Tenant that such Mortgagee intends to institute proceedings under the applicable Loan Documents, and, thereafter, as long as such proceedings shall have been instituted and shall prosecute the same with reasonable diligence and, after having obtained possession, prosecutes the cure to completion with reasonable diligence (other than those not reasonably susceptible of cure by Mortgagee). This Lease shall not be modified or amended, or terminated, without Mortgagee’s prior written consent in each instance, which consent, in the case of non-material amendments or modifications, shall not be unreasonably withheld or delayed (it being agreed, however, that Mortgagee’s refusal to consent to any proposed amendment or modification that would be contrary to the terms of the Mortgage Loan

Documents shall not be unreasonable). In the event of the termination of this Lease by reason of any default by Landlord hereunder or for any other reason whatsoever except the expiration thereof, upon such Mortgagee’s written request, given within thirty (30) days after any such termination, Tenant, within fifteen (15) days after receipt of such request, shall execute and deliver to such Mortgagee or its designee or nominee a new lease of the Premises for the remainder of the Term of this Lease upon all of the terms, covenants and conditions of this Lease. Neither such Mortgagee nor its designee or nominee shall otherwise become liable under this Lease unless and until such Mortgagee, or its designee or nominee becomes, and then only for so long as such Mortgagee, or its designee or nominee remains, the fee owner of the Premises. Mortgagee shall have the right, without Tenant’s consent and without liability to Tenant for any claim for damages or any other relief therefor or in connection therewith, to foreclose the Mortgage or accept a deed in lieu of foreclosure of such Mortgage, and in doing so, whether or not the same would occur by operation of law, terminate this Lease and evict Tenant from the Premises, provided, however, Landlord (or Mortgagee on behalf of Landlord) shall have the right at the time of such foreclosure or deed in lieu, to elect not to terminate this Lease at such time and shall, in such event, nevertheless retain the unilateral right at any time thereafter, on thirty (30) days’ notice to Tenant, to terminate this Lease and evict Tenant from the Premises, without liability to Tenant for any claim for damages or any other relief therefor or in connection therewith. For the avoidance of doubt, the foregoing is subject to the last paragraph of Section 12.2.

(b) In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (i) until it has given written notice of such act or omission to each Mortgagee, and (ii) unless such act or omission shall be one which is not capable of being remedied by Landlord or such Mortgagee within a reasonable period of time, until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Mortgagee shall have become entitled under the Mortgage Loan Documents to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy).

Section 10.3 Landlord and Tenant agree, for the benefit of the Lenders, to implement the lockbox arrangement described herein, in the Collection Account Agreement and in the Mortgage Loan Agreement.

Section 10.4 Tenant shall have the exclusive obligation to satisfy, pay and provide at its own expense, as Supplementary Rent, requirements for any Impositions, insurance premiums and FF&E reserves set forth in the Mortgage Loan Documents. Landlord agrees to withdraw funds from the FF&E Reserve Account, the Blocked Account (as defined in the Mortgage Loan Agreement) and the Working Capital Account as and when requested by Tenant, in accordance with the requirements set forth in the Mortgage Loan Documents, provided Tenant delivers to Landlord such receipts and other materials as are necessary in order for Landlord to satisfy the conditions to such release set forth in the Mortgage Loan Documents. Landlord agrees that disbursements from such reserves and escrows received by Landlord from the Mortgagee shall be paid to Tenant. Tenant shall use the funds from such reserves and escrows solely for the purposes set forth in and subject to the conditions set forth in the Mortgage Loan Documents.

Notwithstanding the foregoing, (a) Tenant’s obligation to purchase FF&E and other Equipment in accordance with Section 5.2 hereof shall not be relieved or otherwise affected by Landlord’s failure (whether or not excused under the Mortgage Loan Documents) to provide funds to such FF&E Reserve Account or to disburse the same to Tenant, and (b) all FF&E and Equipment, immediately upon the acquisition thereof, shall and is intended to be the sole and exclusive property of Landlord, subject only to the terms of this Lease allowing Tenant to use the same until this Lease shall expire or terminate, and Tenant shall keep the same free and clear of all Liens.

Section 10.5 Intentionally Omitted.

Section 10.6 Tenant hereby acknowledges that on and as of the date of this Lease: (a) Collateral Agent is a Mortgagee and holds a first Mortgage on the Premises; (b) Landlord has provided to Tenant and Tenant has received copies of, and has reviewed, the Mortgage Loan Documents and the Mezzanine Loan Documents; (c) Tenant shall observe and perform, on a timely basis, to the extent applicable to Tenant, or the Premises, each term and condition under the Loan Documents, and any other Loan Documents which are hereafter delivered to Tenant; and (d) to the extent that the representations and warranties set forth in the Loan Documents and such other Loan Documents which are hereafter delivered to Tenant pertain to the Premises (or the use, operation or occupancy thereof), Legal Requirements, Operating Permits, Subleases, Rents or Tenant, Tenant agrees that each of such representations and warranties is hereby incorporated into this Lease by reference as if set forth herein at length such that Tenant hereby represents and warrants to Landlord each and every such representation and warranty.

ARTICLE XI

OBLIGATIONS OF TENANT

Section 11.1 Tenant shall promptly comply in all material respects with all Legal Requirements with respect to the Premises (or any part thereof) and/or the use and occupation thereof by Tenant, whether any of the same relate to or require (i) structural changes to or in and about the Premises, or (ii) changes or requirements incident to or as the result of any use or occupation thereof or otherwise, and subject to Article VII, Tenant shall so perform and comply, whether or not such Legal Requirements shall now exist or shall hereafter be enacted or promulgated and whether or not the same may be said to be within the present contemplation of the parties hereto. The foregoing shall include, without limitation, present and future compliance with the provisions of the Americans with Disabilities Act. In addition, Tenant will comply with the applicable provisions of ERISA and of the regulations and published interpretations thereunder and shall furnish to Landlord and Mortgagee promptly after any officer of Tenant either knows, or has a reasonable basis to know, notice that any violation or other reportable event (including the events set forth in Section 4043(b) of ERISA) has occurred.

Section 11.2 Tenant agrees to give Landlord notice of any notice, assessment, claim, demand, communication, violation, summons, complaint, investigation, termination, suspension, or revocation made, issued or adopted by any of the Governmental Authorities (including, without limitation, the Gaming Authorities) hereinbefore mentioned affecting in a material adverse manner (i) the Premises, (ii) the use, maintenance, occupancy, repair or restoration thereof or (iii) the financial condition of Tenant, a copy of which is served upon or received by Tenant, or a copy of which is posted on, or fastened or attached to the Premises, or otherwise brought to the attention of Tenant, by mailing within five (5) Business Days after such service, receipt, posting, fastening or attaching or after the same otherwise comes to the attention of Tenant, a copy of each and every one thereof to Landlord and Mortgagee. At the same time, Tenant will inform Landlord as to the Work which Tenant proposes to do or take in order to comply therewith. Notwithstanding the foregoing, however, if such Work would require any Alterations which would, in Landlord’s opinion, reduce the value of the Premises or change the general character, design or use of any of the Buildings or other improvements thereon, and if Tenant does not desire to contest the same, Tenant shall, if Landlord so requests, defer compliance therewith in order that Landlord may, if Landlord wishes, contest or seek modification of or other relief with respect to such Legal Requirements, so long as Tenant is not put in violation of any Legal Requirements, but nothing herein shall relieve Tenant of the duty and obligation, at Tenant’s expense, to comply with such Legal Requirements, or such Legal Requirements as modified, whenever Landlord shall so direct.

Section 11.3 Tenant shall defend, protect, indemnify and save harmless Landlord, Lender (which, for purposes of determining “Indemnified Parties”, shall include any noteholder in respect of the applicable Loan Documents and any servicer on behalf of any such noteholder), each of their respective Affiliates, any partners, members or managers thereof, any partners, members or managers of any such partners, members or managers, and any partners, members, managers, officers, stockholders, trustees, directors or employees of any of the foregoing and any successors and/or assigns of any of the foregoing (each an “Indemnified Party” and collectively, “Indemnified Parties”), from and against and shall reimburse such parties for (a) any and all liabilities, obligations, losses, penalties, costs, charges, judgments, claims, causes of actions, suits, damages, fees and expenses (including attorneys’ fees and expenses) (collectively, “Claims”) (1) arising from or under this Lease or Tenant’s use, occupancy and operations of, in or about the Premises during the Term, (2) arising from the ownership, operation (whether as a hotel, or any ancillary uses, as permitted hereunder), maintenance, management, use, regulation, development, expansion or construction of the Premises, including any of the foregoing in relation to the Gaming Equipment, (3) arising from working capital or other operating liabilities relating to the Premises (or the use thereof) covered by this Lease, including without limitation, any employment or labor matters of any kind (including any matters relating to collective bargaining agreements or pension liability and related matters, if applicable), Claims of Governmental Authorities, employee Claims, payroll and payroll overhead Claims, benefit program Claims, and other Claims relating to the liabilities of the Premises (or the use thereof), in each case which are attributable to occurrences during or prior to the Term that the Premises is leased by Tenant or (4) which may be imposed upon or incurred or paid by or asserted against the Indemnified Parties by reason of or in connection with (i) any accident, injury, death or damage to any Person or property occurring in, on or about the Premises or any portion thereof or any adjacent street, alley, sidewalk, curb, or passageway; (ii) any changes, alterations, repairs and anything done in, on or about the Premises or any part thereof in connection with such changes, alterations and repairs; (iii) the use, non-use, occupation, condition, operation, maintenance or management of the Premises or any part thereof, or any adjacent street, alley, sidewalk, curb, or passageway; (iv) any negligent act or omission on the part of Tenant, any Subtenants or any of Tenant’s or Subtenant’s agents, contractors, servants, employees, space tenants, licensees, assignees, or subtenants; (v) the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof; (vi) any violation by Tenant (or by any agent, contractor or Subtenant then upon or using the Premises) of any provision of this Lease including, but not limited to, Article VII hereof, or any breach or violation of any Legal Requirement (including, without limitation, any Gaming Law) by Tenant or its agents, concessionaires, contractors, Subtenants, servants, vendors, materialmen or suppliers; or (vii) the condition of the Premises, or of any buildings or other structures now or hereafter situated thereon, or the fixtures or personal property thereon or therein, to the extent such events described in the foregoing clauses (i) through (vii) occur during or prior to the Term; and (b) all costs, expenses and liabilities incurred, including actual, customary and reasonable attorney’s fees and disbursements through and including appellate proceedings, in or in connection with any of such Claims; provided that in no event shall any Indemnified Party be indemnified for any Claim arising from its gross negligence, willful misconduct, illegal acts or fraud and in no event shall Tenant have any liability under this Section 11.3 to any Indemnified Party in respect of any consequential or punitive damages or diminution of value. If any action or proceeding shall be brought against any of the Indemnified Parties by reason of any such Claims, Tenant, upon notice from any of the Indemnified Parties, shall resist and defend such action or proceeding, at its sole cost and expense by counsel to be selected by Tenant but otherwise satisfactory to such Indemnified Party in its reasonable discretion. Tenant or its counsel shall keep each Indemnified Party fully apprised at all times of the status of such defense. If Tenant shall fail to defend such action or proceeding, such an Indemnified Party may retain its own attorneys to defend or assist in defending any such claim, action or proceeding, and Tenant shall pay the actual, customary and reasonable fees and disbursements of such attorneys. The terms and provisions of this Section 11.3 shall not in any way be affected by the absence of insurance covering such occurrence or claim or by the failure or refusal of any insurance company to perform any obligation on its part. The provisions of this Section 11.3 shall survive the expiration or earlier termination of this Lease. Tenant shall not enter into any settlement of a Claim which would impose a monetary liability on, or require an admission of liability, fault or other responsibility by, any Indemnified Party without the written consent of such Indemnified Party. Any insurance proceeds actually received by an Indemnified Party shall be credited against the indemnification otherwise to be provided herein. An Indemnified Party shall give prompt written notice to Tenant of any Claim for which it seeks indemnification hereunder, but delay in providing such notice shall not relieve Tenant of its indemnification obligations, except to the extent such delay materially prejudiced Tenant’s ability to defend such Claim. Nothing contained herein shall be construed to create a benefit for a third party except for Lenders and for other Indemnified Parties.

Section 11.4 If at any time prior to or during the Term (or within the statutory period thereafter if attributable to Tenant), any mechanic’s or other Lien or order for payment of money, which shall have been either created by, caused (directly or indirectly) by, or suffered against Tenant or any Person claiming by, through or under Tenant (or any predecessor-in-interest to Tenant), shall be filed against the Premises or any part thereof, Tenant, at its sole cost and expense, shall cause the same to be discharged by payment, bonding or otherwise, within sixty (60) days after Tenant receives notice of the filing thereof unless (i) such Lien or order is contested by Tenant in good faith and (ii) Tenant provides sufficient security or evidence of financial ability, in each case to the satisfaction of Landlord and Mortgagee (in their respective sole and absolute discretion), to pay the amount of such Lien or order; provided that, if the Lien or order in question is the responsibility of a Subtenant under its Sublease and no other material default under such Sublease (after applicable notice and grace) has occurred and in continuing, then Tenant shall be deemed to satisfy the requirement set forth in clause (i) above so long as it is diligently enforcing its rights under such Sublease against such Subtenant. Tenant shall, upon notice and request in writing by Landlord or Mortgagee, defend for Landlord and Mortgagee, at Tenant’s sole cost and expense, any action or proceeding which may be brought on or for the enforcement of any such Lien or order for payment of money, and will pay any damages and satisfy and discharge any judgment entered in such action or proceeding and save harmless Landlord and Mortgagee from any liability, claim or damage resulting therefrom. In default of Tenant’s procuring the discharge of any such Lien as aforesaid Landlord and Mortgagee may, without notice, and without prejudice to its other remedies hereunder, procure the discharge thereof by bonding or payment or otherwise, and all cost and expense which Landlord and Mortgagee shall incur shall be paid by Tenant to Landlord or Mortgagee, as applicable, as Other Rent forthwith.

Section 11.5 Landlord shall not under any circumstances be liable to pay for any work, labor or services rendered or materials furnished to or for the account of Tenant upon or in connection with the Premises, and no mechanic’s or other Lien for such work, labor or services or material furnished shall, under any circumstances, attach to or affect the reversionary interest of Landlord in and to the Premises or any alterations, repairs, or improvements to be erected or made thereon. Nothing contained in this Lease shall be deemed or construed in any way as constituting the request or consent of Landlord, either express or implied, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration to or repair of the Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials on behalf of Landlord that would give rise to the filing of any Lien against the Premises. Pursuant to Section 108.234 of Nevada Revised Statutes (“NRS”), Landlord hereby informs Tenant that Tenant must comply with the requirements of NRS § 108.2403 & NRS § 108.2407. Tenant shall take all actions necessary under Nevada law to ensure that no liens encumbering Landlord’s interest in the Premises arise as a result of Tenant’s Work, which actions shall include, without limitation, the recording of a notice of posted security in the Official Records of Clark County, Nevada, in accordance with NRS § 108.2403, and either (i) establish a construction disbursement account pursuant to NRS § 108.2403(1)(b)(1), or (ii) furnish and record, in accordance with NRS § 108.2403(1)(b)(2), a surety bond for the prime contract for Tenant’s Work at the Premises that meets the requirements of NRS § 108.2415. Tenant shall notify Landlord of the name and address of Tenant’s prime contractor who will be performing Work on behalf of Tenant as soon as it is known. Tenant shall notify Landlord immediately upon the signing of any contract with the prime contractor for the construction, alteration or repair of any portion of the Premises. Tenant may not enter the Premises to begin Work or any portion thereof on the Premises until Tenant has delivered evidence satisfactory to Landlord that Tenant has complied with the terms of this Section 11.5. Failure by Tenant to comply with the terms of this Section 11.5 shall permit Landlord to declare Tenant in default of this Lease.

Section 11.6 Neither Landlord nor its agents shall be liable for any loss of or damage to the property of Tenant or others by reason of casualty, theft or otherwise, or due to any interruption or failure of any services or use or the operation or management of the Premises, or due to any building on the Premises being defective or improperly constructed, or being or becoming out of repair, or for any injury or damage to Persons or property resulting from any cause of whatsoever nature (nor shall such party be liable for any such loss which is caused by or arises from the negligence of Landlord or its agents).

Section 11.7 Landlord shall not be required to furnish to Tenant any facilities or services of any kind whatsoever, including, but not limited to, water, steam, heat, gas, oil, hot water, and/or electricity, all of which Tenant represents and warrants that Tenant has obtained from the public utility supplying the same, at Tenant’s sole cost and expense. Upon Tenant’s written request, however, Landlord agrees to cooperate with Tenant (at no cost to Landlord) with respect to such services.

Section 11.8 Tenant will qualify to do business and remain in good standing under the laws of each jurisdiction (including, without limitation, under any and all Legal Requirements) as and to the extent required for the use, ownership, lease, operation, maintenance or repair of the Premises.

ARTICLE XII

DEFAULT BY TENANT; REMEDIES

Section 12.1 Each of the following shall be deemed an event of default (an “Event of Default”) and a breach of this Lease by Tenant:

(a) The failure of Tenant to pay when due, any portion of any installment of Base Rent due from Tenant under this Lease on the date such payment is due (it being understood that, with respect to any monthly installment of Base Rent, and provided no other Event of Default shall exist, Tenant shall not be in default under this subparagraph (a) if, on the date such payment is due, there is transferred from the Collection Account to the Cash Management Account the monthly installment of Base Rent due from Tenant under this Lease);

(b) The failure of Tenant to pay when due, any portion of any installment or amount of Supplementary Rent due from Tenant under this Lease on the date such payment is due (it being understood that, with respect to any installment or amount of Supplementary Rent due, and provided no other Event of Default shall exist, Tenant shall not be in default under this subparagraph (b) if, on the date such payment or amount is due, there is transferred from the Collection Account to the Cash Management Account the installment or amount of Supplementary Rent due from Tenant under this Lease);

(c) The failure of Tenant to pay any portion of any amount of Other Rent due from Tenant under this Lease on the date which is ten days after any such payment is due (it being understood that, with respect to any installment or amount of Other Rent due, and provided no other Event of Default shall exist, Tenant shall not be in default under this subparagraph (c) if, on the date such payment or amount is due (or on the date which is ten days after any such payment is due), there is transferred from the Collection Account to the Cash Management Account the installment or amount of Other Rent due from Tenant under this Lease);

(d) The failure to keep the insurance policies required hereunder in full force and effect; the failure to deliver a certificate of insurance with respect to the insurance policies required hereunder within two (2) Business Days after a request by Landlord or any Mortgagee; and the failure to deliver certified copies of the insurance policies required hereunder within fifteen (15) days after a request by Landlord or Mortgagee, all in accordance with Article VI;

(e) The failure of Tenant or Lease Guarantor to comply with or observe any of the other material provisions, agreements, conditions, covenants or terms contained in this Lease or the Operating Lease Guaranty, respectively, for thirty (30) days after written notice by Landlord or Mortgagee to Tenant or Lease Guarantor describing such default with reasonable specificity, or if such default is a non-monetary default and of such a nature that it cannot be completely remedied within said thirty (30) day period, the failure of Tenant or Lease Guarantor to commence the cure of such default within such thirty (30) day period and thereafter diligently prosecute and complete the cure within 120 days after the original written notice of default by Landlord or Mortgagee to Tenant or Lease Guarantor;

(f) A Transfer in respect of Tenant or the Premises or this Lease without strict compliance with Article IX of this Lease; or Tenant shall incur any Indebtedness other than Permitted Indebtedness;

(g) The (i) initiation of any proceeding whereupon the estate or interest of Tenant in the Premises, or any portion thereof, or in this Lease is levied upon or attached, or (ii) taking of Tenant’s leasehold estate by execution or other process of law other than as provided in Article VIII, which proceeding or taking, as the case may be, is not vacated, discharged, dismissed or otherwise reversed within thirty (30) days thereafter;

(h) An Event of Default under (and as defined in) any of the Other Operating Leases;

(i) (i) Tenant shall commence any case, proceeding or other action (A) under any existing or future Legal Requirement relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Tenant, or seeking to adjudicate Tenant a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to Tenant or Tenant’s debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for Tenant or for all or any substantial part of Tenant’s property; or (ii) Tenant shall become insolvent or make a general assignment for the benefit of Tenant’s creditors or shall make a transfer in fraud of creditors; or (iii) there shall be commenced against Tenant any case, proceeding or other action of a nature referred to in clause (i) above (including involuntary bankruptcy) or seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of Tenant’s property, which case, proceeding or other action (A) results in the entry of an order for relief or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iv) Tenant shall take any action consenting to or approving of any of the acts set forth in clause (i) or (ii) above; or (v) Tenant shall generally not, or shall be unable to, pay Tenant’s debts as they become due or shall admit in writing Tenant’s inability to pay Tenant’s debts;

(j) (i) Lease Guarantor shall commence any case, proceeding or other action (A) under any existing or future Legal Requirement relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Lease Guarantor, or seeking to adjudicate Lease Guarantor a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to Lease Guarantor or Lease Guarantor’s debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for Tenant or for all or any substantial part of Lease Guarantor’s property; or (ii) Lease Guarantor shall become insolvent or make a general assignment for the benefit of Lease Guarantor’s creditors or shall make a transfer in fraud of creditors; or (iii) there shall be commenced against Lease Guarantor any case, proceeding or other action of a nature referred to in clause (i) above (including involuntary bankruptcy) or seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of Lease Guarantor’s property, which case, proceeding or other action (A) results in the entry of an order for relief or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iv) Lease Guarantor shall take any action consenting to or approving of any of the acts set forth in clause (i) or (ii) above; or (v) Lease Guarantor shall generally not, or shall be unable to, pay Lease Guarantor’s debts as they become due or shall admit in writing Lease Guarantor’s inability to pay Lease Guarantor’s debts;

(k) If Tenant is a corporation (or partnership or limited liability company) and shall cease to exist as a corporation (or partnership or limited liability company) in good standing in the state of its incorporation (or formation) (unless Tenant simultaneously becomes incorporated (or formed) and in good standing in another state) or if Tenant is a partnership or limited liability company or other entity and Tenant shall be dissolved or otherwise liquidated, then if Tenant does not completely remedy such default immediately (or if Tenant’s only knowledge of such default is by receipt of written notice of such default, then within the thirty (30) day period following receipt of such written notice); provided that, Tenant is permitted to make such changes otherwise permitted under Section 10.17 of the Mortgage Loan Agreement;

(l) If Lease Guarantor is a corporation (or partnership or limited liability company) and shall cease to exist as a corporation (or partnership or limited liability company) in good standing in the state of its incorporation (or formation) (unless Lease Guarantor simultaneously becomes incorporated (or formed) and in good standing in another state) or if Lease Guarantor is a partnership or limited liability company or other entity and Lease Guarantor shall be dissolved or otherwise liquidated, then if Lease Guarantor does not completely remedy such default immediately (or if Lease Guarantor’s only knowledge of such default is by receipt of written notice of such default, then within the thirty (30) day period following receipt of such written notice);

(m) Tenant fails to execute any certificate or agreement that Landlord or Mortgagee may reasonably request confirming the subordination required pursuant to Article X or estoppel certificate required pursuant to Article XIV within ten (10) days after Tenant’s receipt thereof;

(n) [Intentionally Omitted.]

(o) [Intentionally Omitted.]

(p) Any material representation or warranty made by Tenant herein or in any report, certificate, financial statement or other instrument, agreement or document furnished to Landlord or Lender shall have been materially false or misleading in any material respect as of the date such representation or warranty was made and if susceptible to cure is not cured within the time periods set forth in clause (e) of this Section; and

(q) Any material representation or warranty made by Lease Guarantor in the Operating Lease Guaranty or in any report, certificate, financial statement or other instrument, agreement or document furnished to Landlord or Lender shall have been materially false or misleading in any material respect as of the date such representation or warranty was made and if susceptible to cure is not cured within the time periods set forth in clause (e) of this Section.

Section 12.2 Upon the occurrence of an Event of Default, Landlord may, at any time thereafter, without limiting Landlord in the exercise of any right or remedy at law or in equity that Landlord may have by reason of such Event of Default, at its option pursue any one or more of the following remedies without any further notice or demand whatsoever, in each case, to the extent permitted by applicable law (provided that any notice required as specified in this Section 12.2 must be joined in, and the exercise of any remedies as described in this Section 12.2 must be approved, by Mortgagee):

(a) Terminate this Lease by issuing written notice of termination to Tenant, in which event Tenant shall immediately surrender the Premises to Landlord, but if Tenant shall fail to do so, Landlord may without notice and without prejudice to any other remedy Landlord may have, but, subject to Legal Requirements, peaceably enter upon and take possession of the Premises and expel or remove Tenant and its effects without being liable to prosecution or any claim for damages therefor, and upon any such termination, Tenant agrees that in addition to its liability for the payment of arrearages of Operating Lease Rent due and owing by Tenant to Landlord under this Lease upon such termination, Tenant shall be liable to Landlord for damages. Tenant shall pay to Landlord as damages on the same days as the Operating Lease Rent are due hereunder, the total amount of such Operating Lease Rent payments plus a reimbursement for all unamortized tenant allowances and concessions, less such part, if any, of such payments that Landlord shall have been able to collect from a new tenant upon reletting; provided, however, that Landlord shall have no obligation to Tenant to relet the Premises so as to mitigate the amount for which Tenant is liable unless required by applicable law. Landlord shall have the right at any time to demand final settlement. Upon demand for a final settlement, Landlord shall have the right to receive, and Tenant hereby agrees to pay, as damages for Tenant’s breach, the total rental provided for in this Lease for the remainder of the Term discounted to present value using a discount rate equal to United States Treasury Securities having comparable maturities to such rental payments plus 3.0%.

(b) Enter upon and take possession of the Premises without terminating this Lease and expel or remove Tenant and its effects therefrom without being liable to prosecution or any claim for damages therefor, and Landlord may relet the Premises for the account of Tenant. Tenant shall pay to Landlord all arrearages of Base Rent, Supplementary Rent and Other Rent due and owing by Tenant to Landlord, and Tenant shall also pay to Landlord during each month of the unexpired Term the installments of Base Rent and other sums due hereunder, less such part, if any, that Landlord shall have been able to collect from a new tenant upon reletting;

provided, however, that Landlord shall have no obligation to this Tenant to relet the Premises so as to mitigate the amount for which Tenant is liable unless required by applicable law. In the event Landlord exercises the rights and remedies afforded to it under this Section 12.2(b) and then subsequently elects to terminate this Lease, Tenant shall be liable to Landlord for damages as set forth in Section 12.2(a) above and Landlord shall have the right at any time to demand final settlement as provided therein.

(c) To the extent permitted by applicable law, cause the transfer of Operating Permits relating to the Premises and the operation and management of the Premises and leasing of the Premises to any replacement operator, manager or tenant of the Premises identified by Landlord, and after such replacement operator, manager or tenant obtains all appropriate Operating Permits, Tenant shall cooperate with Landlord to (i) transfer all books and records to the extent relating solely to the Premises and used in connection with the operation of the Premises, and (ii) continue to perform the Diligence Activities and provide Transition Services during the Transition Period as required by Section 4.4 to the replacement operator, manager or tenant so as to provide continuation of hotel operations and minimize disruption.

(d) Enforce, by all legal suits and other means, its rights hereunder, including the collection of Operating Lease Rent and all other sums payable by (or to be collected from) Tenant hereunder, without re-entering or resuming possession of the Premises and without terminating this Lease.

(e) Do whatever Tenant is obligated to do by the provisions of this Lease, may peaceably enter the Premises in order to accomplish this purpose and may make any reasonable expenditure or incur any reasonable obligation for the payment of money in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses. Tenant agrees to reimburse Landlord immediately upon demand for any expenses which Landlord may incur in its actions pursuant to this Section 12.2(e), with interest thereon at the Default Rate from the date of demand until paid and such amount shall be deemed to be Other Rent hereunder.

(f) To the extent permitted by Legal Requirements, and in coordination with a transition to a replacement facility operator or manager: peaceably enter upon the Premises and change, alter, or modify the door locks on all entry doors of the Premises, and permanently or temporarily exclude Tenant, and its agents, employees, representatives and invitees, from the Premises. In the event that Landlord either permanently excludes Tenant from the Premises or terminates this Lease on account of Tenant’s default, Landlord shall not be obligated thereafter to provide Tenant with a key to the Premises at any time, regardless of any amounts subsequently paid by Tenant. If Landlord elects to exclude Tenant from the Premises temporarily without permanently repossessing the Premises or terminating this Lease, then Landlord shall not be obligated to provide Tenant with a key to reenter the Premises until such time as all delinquent rent and other amounts due under this Lease have been paid in full and all other defaults, if any, have been cured and Tenant shall have given Landlord evidence reasonably satisfactory to Landlord that Tenant has the ability to comply with its remaining obligations under this Lease; and if Landlord temporarily excludes Tenant from the Premises, Landlord shall have the right thereafter to permanently exclude Tenant from the Premises or terminate this Lease at any time before Tenant pays all delinquent rent, cures all other defaults and furnishes such evidence to Landlord. A key to the Premises will be furnished to Tenant only during Landlord’s normal business hours. Landlord’s exclusion of Tenant from the Premises shall not constitute a permanent exclusion of Tenant from the Premises or a termination of this Lease unless Landlord so notifies Tenant in writing. Landlord shall not be obligated to place a written notice on the Premises on the front door thereof explaining Landlord’s action or stating the name, address or telephone number of any individual or company from which a new key may be obtained. In the event Landlord permanently or temporarily excludes Tenant from the Premises or terminates this Lease, and Tenant owns property that has been left in the Premises but which is not subject to any statutory or contractual Lien or security interest held by Landlord as security for Tenant’s obligations, Tenant shall have the right to promptly so notify Landlord in writing, specifying the items of property not covered by any such Lien or security interest and which Tenant desires to retrieve from the Premises. Landlord shall have the right to either (i) escort Tenant to the Premises to allow Tenant to retrieve Tenant’s property not covered by any such Lien or security interest, or (ii) remove such property itself and make it available to Tenant at a time and place designated by Landlord. In the event Landlord elects to remove such property itself as provided in the immediately preceding clause (ii), Landlord shall not be obligated to remove such property or deliver it to Tenant unless Tenant shall pay to Landlord, in advance, an amount of cash equal to the amount that Landlord estimates Landlord will be required to reasonably expend in order to remove such property and make it available to Tenant, including all reasonable moving or storage charges theretofore or thereafter incurred by Landlord with respect to such property. If Tenant pays such estimated amount to Landlord and the actual amount incurred by Landlord differs from the estimated amount, Tenant shall pay any additional amounts to Landlord on demand or Landlord shall refund any excess amounts paid by Tenant to Tenant on demand.

(g) Terminate Tenant’s rights under any one or more of Sections 3.2, 3.3, 7.1 and 7.2.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law or equity. Any entry by Landlord upon the Premises may be by use of a master or duplicate key or electronic pass card or any locksmith’s entry procedure or other means. Any reletting by Landlord (if any) shall be without notice to Tenant, and if Landlord has not terminated this Lease, the reletting may be in the name of Tenant or Landlord, as Landlord shall elect. Any reletting shall be for such term or terms (which may be greater or less than the period which, in the absence of a termination of this Lease, would otherwise constitute the balance of the Term) and on such terms and conditions (which may include free rent, rental concessions or tenant inducements of any nature) as Landlord in its sole and absolute discretion may determine, and Landlord may collect and receive any rents payable by reason of such reletting. In the event of any reletting, Tenant shall pay to Landlord on demand the reasonable cost of renovating, repairing and altering the Premises for a new tenant or tenants, and the cost of advertisements, brokerage fees, reasonable attorney’s fees and other costs and expenses incurred by Landlord in connection with such reletting (consistent with local market conditions). In the event any rentals actually collected by Landlord upon any such reletting for any calendar month are in excess of the amount of rental payable by Tenant under this Lease for the same calendar month, the amount of such excess shall belong solely to Landlord and Tenant shall have no right with respect thereto. In the event it is necessary for Landlord to institute suit against Tenant in order to collect the rental due hereunder or any deficiency between the rental provided for by this Lease for a calendar month and the rental actually collected by Landlord for such calendar month, Landlord shall have the right to allow such deficiency to accumulate and to bring an action upon several or all of such rental deficiencies at one time. No suit shall prejudice in any way the right of Landlord to bring a similar action for any subsequent rental deficiency or deficiencies.

Notwithstanding the foregoing, or anything else in this Lease to the contrary, if any Transition Period (as defined in the Management Agreement) shall exist, this Lease shall not terminate prior to the expiration or earlier termination of such Transition Period.

Section 12.3 Subject to the terms of Section 12.2 above, upon the exercise by Landlord of any of the remedies contained in this Lease, at law or in equity, no re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease, unless a written notice of such intention be given to Tenant by Landlord and Mortgagee. Notwithstanding any such reletting or re-entry to take possession, Landlord may at any time thereafter elect to terminate this Lease for a previous then continuing uncured default. No act or thing done by Landlord or its agents during the term hereby granted shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same be made in writing by Landlord and Mortgagee.

Section 12.4 No taking of possession of and/or reletting the Premises, or any part thereof, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, repossession or reletting.

Section 12.5 To the extent not prohibited by applicable law, Tenant hereby waives and releases all rights now or hereafter conferred by statute or otherwise which would have the effect of limiting or modifying any of the provisions of this Article XII. Tenant shall execute, acknowledge and deliver any instruments which Landlord may request, whether before or after the occurrence of an Event of Default, evidencing such waiver or release.

Section 12.6 To the extent permitted by applicable law, the Operating Lease Rent payable by Tenant hereunder and each and every installment thereof, and all costs, actual, customary and reasonable attorneys’ fees and disbursements and other expenses which may be incurred by Landlord in enforcing the provisions of this Lease on account of any delinquency of Tenant in carrying out the provisions of this Lease shall be and they hereby are declared to constitute a valid Lien upon the interest of Tenant in this Lease and in the Premises.

Section 12.7 Suit or suits for the recovery of damages, or for a sum equal to any installment or installments of Operating Lease Rent payable hereunder or any deficiencies or other sums payable by Tenant to Landlord pursuant to this Article XII, may be brought by Landlord from time to time at Landlord’s election, and nothing herein contained shall be deemed to require Landlord to await the date whereon this Lease or the Term would have expired by limitation had there been no Event of Default by Tenant and termination.

Section 12.8 Nothing contained in this Article XII shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding an amount equal to the maximum allowed by Legal Requirement governing such proceeding and in effect at the time when such damages are to be proved, whether or not such amount shall be greater than, equal to or less than the amount of the damages referred to in any of the preceding Sections of this Article XII.

Section 12.9 Except as otherwise expressly provided herein or as prohibited by applicable law, Tenant hereby expressly waives the service of any notice of intention to re-enter provided for in any statute, or of the institution of legal proceedings to that end, and Tenant, for and on behalf of itself and all Persons claiming through or under Tenant, also waives any and all right of redemption provided by any Legal Requirement or statute now in force or hereafter enacted or otherwise, or re-entry or repossession or to restore the operation of this Lease in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge or in case of re-entry or repossession by Landlord or in case of any expiration or termination of this Lease.

Section 12.10 No failure by Landlord to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, or receipt or acceptance of Operating Lease Rent with knowledge of or during the continuance of any such breach, shall constitute a waiver or relinquishment of any such breach or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with by Tenant, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Landlord. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

Section 12.11 In the event of any breach by Tenant of any of the covenants, agreements, terms or conditions contained in this Lease, Landlord shall be entitled to a decree compelling performance of any of the provisions hereof and the restraint by injunction of the violation or attempted or threatened violation of any of the terms, covenants and conditions of this Lease, and shall have the right to invoke any rights and remedies allowed at law or in equity or by statute or otherwise as though re-entry, summary proceedings, and other remedies were not provided for in this Lease. The rights granted to Landlord in this Lease shall be cumulative of every other right or remedy which Landlord may otherwise have at law, in equity or otherwise, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

Section 12.12 Tenant shall pay to Landlord and each other Indemnified Party all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by such Indemnified Party in any action or proceeding to which such Indemnified Party may be made a party by reason of any act or omission of Tenant. Tenant also shall pay to Landlord and each other Indemnified Party all reasonable costs and expenses, including, without limitation, actual, customary and reasonable attorneys’ fees and disbursements, incurred by Landlord and any Lender in enforcing any of the covenants and provisions of this Lease and incurred in any action brought by Landlord or such Lender against Tenant on account of the provisions hereof, and all such costs, expenses and attorneys’ fees and disbursements may be included in and form a part of any judgment entered in any proceeding brought by Landlord or such Lender against Tenant on or under this Lease; provided, however, that Tenant shall only be obligated to pay to the extent that Landlord or such Lender is successful in such action. All of the sums paid or obligations incurred by Landlord or such Lender as aforesaid, with interest (at the Default Rate) and costs, shall be paid by Tenant to Landlord or such Lender, as applicable, on demand.

Section 12.13 If Tenant shall fail to pay any installment of Base Rent, Supplementary Rent or Other Rent when such payment is due, Tenant shall pay to Landlord, in addition to such payment of Base Rent, Supplementary Rent or Other Rent, as the case may be, interest on the amount unpaid at the Default Rate (which for all purposes hereunder where such rate is specified shall remain the applicable interest rate even after a judgment against Tenant), computed from the date such payment was due to and including the date of payment, as well as any late payment charge due under the Loan Documents.

ARTICLE XIII

NO WAIVER

Section 13.1 No receipt of moneys by Landlord from Tenant after the termination or cancellation of this Lease or termination of Tenant’s right to possess the Premises (or after the giving of any notice of the termination of this Lease or Tenant’s right to possess the Premises) shall reinstate, continue or extend the Term, or affect any notice theretofore given to Tenant, or affect or otherwise operate as a waiver of the right of Landlord to enforce the payment of Base Rent, Supplementary Rent or Other Rent then due, or thereafter falling due, or operate as a waiver of the right of Landlord to recover possession of the Premises by proper suit, action, proceeding or remedy; it being agreed that, after the service of notice to terminate or cancel this Lease or Tenant’s right to possess the Premises, or the commencement of suit, action or summary proceedings, or any other remedy, or after a final order or judgment for the possession of the Premises, Landlord may demand, receive and collect any moneys due, or thereafter falling due, without, in any manner whatsoever, affecting such notice, proceeding, suit, action, order or judgment; and any and all such moneys collected shall be deemed to be payments on account of the use and occupation of the Premises or, at the election of Landlord, on account of Tenant’s liability hereunder. The acceptance of any check or payment bearing or accompanied by any endorsement, legend or statements shall not, of itself, constitute any change in or termination of this Lease.

Section 13.2 The failure of Landlord to enforce any agreement, condition, covenant or term, by reason of its breach by Tenant shall not be deemed to void, waive or affect the right of Landlord to enforce the same agreement, condition, covenant or term on the occasion of a subsequent default or breach. No surrender of the Premises by Tenant (prior to any termination of this Lease) shall be valid unless consented to in writing by Landlord and Lender.

ARTICLE XIV

ESTOPPEL CERTIFICATE; CONSENT

Section 14.1 Tenant agrees that it shall, at any time and from time to time, but no more than quarterly unless an Event of Default shall be continuing, upon not less than ten (10) days’ prior notice by Landlord or any Lender, execute, acknowledge and deliver to the person requesting the same a statement in writing certifying (i) that this Lease is unmodified and in full force and effect (or if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications), (ii) the Base Rent, Supplementary Rent and Other Rent payable and the dates to which the Base Rent, Supplementary Rent and Other Rent have been paid, (iii) the amount of Base Rent actually paid on the last date such Base Rent was paid, (iv) the amount of Management Fees subtracted from Base Rent on the last date such Base Rent was paid, (v) the date through which Management Fees have been paid in full, (vi) that the address for notices to be sent to Tenant is as set forth in this Lease, (vii) whether to Tenant’s actual knowledge, Landlord is in default in keeping, observing or performing any term, covenant, agreement, provision, condition or limitation contained in this Lease and, if in default, specifying each default, (viii) the Commencement Date and Expiration Date, (ix) that Tenant is in possession of the Premises, and (x) any other matters reasonably requested by Landlord or Lender, as applicable, it being intended that any such statement delivered pursuant to this Article XIV may be relied upon by Landlord and any prospective purchaser of the Premises, Lender and prospective Lender.

Section 14.2 Landlord has secured financing of its interest in the Premises by, among other things, assigning Landlord’s interest in this Lease and the sums payable thereunder and hereunder to Mortgagee. Tenant hereby consents to such assignment and, without further consideration, agrees to execute and deliver documents and certificates reasonably requested by Mortgagee to evidence same and provide additional information and take such other actions as may be necessary to consummate the purposes under the Loan Documents; provided, however, that the result of the foregoing actions shall not put Tenant in a materially worse position or increase Tenant’s costs hereunder (other than the direct costs of implementing such changes, such as legal fees, which Tenant hereby agrees to pay).

ARTICLE XV

QUIET ENJOYMENT

Section 15.1 Tenant, upon the payment of the Operating Lease Rents herein reserved and upon the due performance and observance of all the covenants, conditions and agreements herein contained on Tenant’s part to be performed and observed, including without limitation, the compliance by Tenant with all Legal Requirements, shall and may at all times during the Term peaceably and quietly have, hold and enjoy the Premises without or hindrance of and from any Person claiming by, through or under Landlord, subject, nevertheless, to the terms and provisions of this Lease, including the provisions of Section 10.2.

ARTICLE XVI

SURRENDER

Section 16.1 Tenant shall, on the last day of the Term, or upon the sooner termination of the Term, quit and surrender to Landlord the Premises (including the Leased Personal Property) vacant, and in the same level of condition and repair as on the Closing Date, reasonable wear and tear excepted, or in such higher level of condition as required pursuant to the other terms hereof. Upon termination of this Lease, Landlord may cause the transfer of the operation and management of the Premises and leasing of the Premises to any replacement operator, manager or tenant of the Premises designated by Landlord, and Tenant shall cooperate with Landlord to transfer all books and records relating to the Premises and shall provide (and shall cooperate with Landlord in providing) all Transition Services during the Transition Period as required by Section 4.4 to the new operator or manager so as to provide continuation of operations and minimize disruption. Tenant’s obligation to observe and perform this covenant shall survive the expiration or earlier termination of the Term. In the event that Tenant fails to surrender the Premises as aforesaid, Landlord shall have the right to exercise the applicable remedies upon the occurrence of an Event of Default. The term “reasonable wear and tear” as used herein shall not be construed as permitting any missing items or components of any item of Leased Personal Property. Upon surrender, Tenant shall provide any additional documentation reasonably requested by Landlord relating to redelivery of or Landlord’s interest in each item of Leased Personal Property.

Section 16.2 Upon the expiration of the Term, all Base Rent, Supplementary Rent (subject to Section 3.3) and Other Rent payable by Tenant under this Lease shall be apportioned to the date of expiration.

Section 16.3 Tenant acknowledges that possession of the Premises must be surrendered to Landlord at the expiration or sooner termination of the term of this Lease. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid will be extremely substantial, will exceed the amount of the Base Rent, Supplementary Rent and Other Rent theretofore payable hereunder, and will be impossible to accurately measure. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord upon the expiration or sooner termination of the term of this Lease, then Tenant shall pay to Landlord, as liquidated damages for each month and for each portion of any month during which Tenant holds over in the Premises after the expiration or sooner termination of the term of this Lease, a sum equal to the higher of the then fair market rental value of the Premises, determined taking into account the effect of all material factors reasonably relevant to such determination and as approved by Mortgagee, or two (2) times the aggregate of the Base Rent, Supplementary Rent and Other Rent which was payable under this Lease with respect to the last month of the term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the expiration or sooner termination of the Term of this Lease; and in the event of any unauthorized holding over, Tenant shall indemnify each of the Indemnified Parties against all claims for damages by any other lessee or prospective lessee to whom Landlord may have leased all or any part of the Premises effective before or after the expiration or termination of the Term of this Lease. If Tenant holds over in possession after the expiration or termination of the term of the

Lease, such holding over shall not be deemed to extend the term or renew this Lease, but the tenancy thereafter shall continue as a tenancy from month to month upon the terms and conditions of this Lease at the Base Rent, Supplementary Rent and Other Rent as herein increased. Tenant hereby waives the benefit of any Legal Requirement which would contravene or limit the provisions set forth in this Section 16.4. This provision shall survive the expiration or earlier termination of this Lease.

ARTICLE XVII

ACCESS

Section 17.1 Landlord shall at all times during the Term have the right and privilege to enter the Premises upon prior notice during business hours and in compliance with reasonable security requirements of Tenant (except in the case of an emergency) for the purpose of inspecting the same or for the purpose of showing the same to prospective purchasers or Mortgagees thereof. Landlord shall also have the right and privilege at all times during the Term to post notices of nonresponsibility for work performed by or on behalf of Tenant and, during the last one (1) year of the Term, Landlord shall have the right and privilege, to enter the Premises at reasonable times during business hours for the purpose of exhibiting the same to prospective new tenants.

Section 17.2 Landlord and Mortgagee shall at all times during the Term have the right to enter the Premises or any part thereof for the purpose of making such repairs or Alterations therein as Landlord deems necessary or advisable following the failure of Tenant to make any such repairs or Alterations beyond any applicable notice and cure period, but such right of access shall not be construed as obligating Landlord to make any repairs to or replacements to the Premises or as obligating Landlord to make any inspection or examination of the Buildings. In the event of an emergency, Landlord shall have the right to enter the Premises or any part thereof.

ARTICLE XVIII

ENVIRONMENTAL MATTERS

Section 18.1 Tenant will not use, generate, treat, hold, possess, refine, handle, abate, remove, control, manage, manufacture, produce, store, release, discharge or dispose of in, on, under, from or about the Premises or transfer or transport to or from the Premises any Hazardous Substance and will not allow or suffer any other Person or entity to do so (except for non-material quantities of substances which are customarily used in the ordinary operation of a hotel resort in compliance with Environmental Laws and for which Tenant has obtained any necessary permits, collectively, “Immaterial Use”).

Section 18.2 Tenant shall keep and maintain the Premises in compliance with, and shall not cause, permit or suffer the Premises to be in violation of any Environmental Law.

Section 18.3 Tenant shall cause the Premises to be kept free and clear of all Liens and other encumbrances imposed pursuant to any applicable Environmental Law, whether due to any act or omission of Tenant or any other Person.

Section 18.4 Tenant shall give prompt written notice to Landlord of:

(a) any use, generation, manufacture, production, storage, release, discharge or disposal of any Hazardous Substance in, on, under, from or about the Premises or the migration thereof to or from other property, in each case, during or prior to the Term (other than Immaterial Use);

(b) the commencement, institution or threat of any proceeding, inquiry or action by or written notice from any Governmental Authority with respect to the use or presence of any Hazardous Substance in, on, under, from or about the Premises or the migration thereof from or to other property, in each case, during or prior to the Term;

(c) all claims made or threatened by any third party against Tenant or the Premises relating to any damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substance, in each case, during or prior to the Term;

(d) any occurrence or condition on the Premises, in each case, during the Term, that could cause the Premises or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use under any Environmental Law; and

(e) any claims for the incurrence of expense by any Governmental Authority or others in connection with the assessment, containment or removal of any Hazardous Substance located on, under, from or about the Premises, in each case, during or prior to the Term.

Landlord shall give prompt written notice to Tenant of any of the facts, events or circumstances set forth in (ii) and (iii) above, including all claims under Environmental Laws commenced or threatened against Landlord with respect to the Premises during the Term.

Section 18.5 Landlord and Mortgagee shall have the right, but not the obligation, to join and participate in, as a party if it so elects, any legal proceedings or actions initiated with respect to the Premises in connection with any Environmental Law. In the event that Tenant refuses or fails to defend any such legal proceedings or actions concerning matters for which Tenant has primary responsibility under this Article XVIII, Landlord and Mortgagee shall have the right, but not the obligation to defend proceedings or actions using counsel chosen by Landlord or Mortgagee, as applicable, and Tenant shall reimburse Landlord and Mortgagee for its actual, customary and reasonable attorney’s fees incurred in connection with such defense.

Section 18.6 Without Landlord’s and Mortgagee’s prior written consent, which consent shall not be unreasonably withheld or delayed, Tenant shall not take any remedial action in response to the presence of any Hazardous Substance in, on, under, from or about the Premises, nor enter into any settlement, consent or compromise which might, in Landlord’s or Mortgagee’s judgment, impair the value of, respectively, Landlord’s or Mortgagee’s interest in the Premises; provided, however, that such prior consent shall not be necessary if the presence of

Hazardous Substance in, on, under, from or about the Premises either poses an immediate threat to the health, safety or welfare of any individual or is of such a nature that an immediate remedial response is necessary and it is not reasonably practical or possible to obtain such consent before taking such action. In such event Tenant shall notify Landlord and Mortgagee as soon as practicable of any action so taken. Such consent shall not be withheld, where such consent is required hereunder, if a particular remedial action is ordered by a court or any Governmental Authority of competent jurisdiction.

Section 18.7 (a) Tenant shall protect, indemnify, defend, release and hold harmless each of the Indemnified Parties from and against any and all claim, loss, damage, cost, expense, liability, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind (including, without limitation, reasonable attorneys’ fees and costs but excluding consequential damages, punitive damages and diminution in value) directly or indirectly arising out of or attributable to, in whole or in part, (i) the breach of any of the covenants, representations and warranties of this Article XVIII by Tenant, or (ii) the use, generation, manufacture, production, storage, release, threatened release, discharge, preservation, treatment, holding, processing, refining, controlling, management, abatement, removal or disposal of a Hazardous Substance in, on, under, from or about the Premises (whether arising during or prior to the Term) or (iii) any violation or liability under any Environmental Law arising from any other activity carried on or undertaken on the Premises by Tenant or any employees, agents, contractors or subcontractors of Tenant or any third Persons occupying or present on the Premises (whether arising during or prior to the Term), including, without limitation: (A) the costs of any required or necessary repair, cleanup or detoxification of the Premises and the preparation and implementation of any closure, remedial or other required plans including, without limitation: (1) the costs of removal or remedial action incurred by any Governmental Authority, or response costs incurred by any other Person, or damages from injury to, destruction of, or loss of natural resources, including the costs of assessing such injury, destruction or loss, incurred pursuant to any Environmental Law; (2) the clean-up costs, fines, damages or penalties incurred pursuant to the provisions of any Legal Requirements; and (3) the cost and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any other Legal Requirements; and (B) liability for personal injury or property damage, including damages assessed for the maintenance of the public or private nuisance, response costs or for the carrying on of an abnormally dangerous activity; provided, however, in no event shall Tenant have any liability under this Section 18.7 to any Indemnified Party for such Indemnified Party’s gross negligence, willful misconduct or fraud.

This indemnity is intended to be operable under 42 U.S.C. Section 9607(e)(1), and any successor section thereof and shall survive expiration or earlier termination of this Lease and any transfer of all or a portion of the Premises by Tenant.

(b) The foregoing indemnity shall in no manner be construed to limit or adversely affect Landlord’s rights under this Article XVIII, including, without limitation, Landlord’s rights to approve any Remedial Work or the contractors and consulting engineers retained in connection therewith.

Section 18.8 In the event that any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (the “Remedial Work”) is required by any Legal Requirement, or by any Governmental Authority, Tenant shall within thirty (30) days after written demand for performance thereof by Landlord (or such shorter period of time as may be required under any Legal Requirement or material agreement), commence to perform, or cause to be commenced, and thereafter diligently prosecute to completion within such period of time as may be required under any Legal Requirement or agreement (or as otherwise required by Landlord), all such Remedial Work at Tenant’s sole expense in accordance with the requirements of any applicable Legal Requirement or Governmental Authority, including or Environmental Law. All such Remedial Work shall be performed by one or more contractors, approved in advance in writing by Landlord and Mortgagee, which approval shall not be unreasonably withheld or delayed, and under the supervision of a consulting engineer approved in advance in writing by Landlord and Mortgagee, which approval shall not be unreasonably withheld or delayed. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s) and/or the consulting engineer, and Landlord’s and Mortgagee’s actual, customary and reasonable attorneys’ fees and costs incurred in connection with monitoring or review of such Remedial Work. In the event Tenant shall fail to timely commence, or cause to be commenced, or fail to complete such Remedial Work within the time required above, Landlord may, but shall not be required to, cause such Remedial Work to be performed and all reasonable costs and expenses thereof incurred in connection therewith shall be paid by Tenant to Landlord promptly upon demand, together with interest at the Default Rate from the date the same was expended and until paid (and be included in, and form a part of, Operating Lease Rent).

Section 18.9 In the event that Landlord believes that there may be a violation or threatened violation by Tenant of any Environmental Law or a violation or threatened violation by Tenant of any covenant under this Article XVIII, Landlord and Mortgagee each is authorized, but not obligated, by itself, its agents, employees or workmen to enter at any reasonable time following notice, so long as such entry does not unduly interfere with Tenant’s normal conduct of business, upon any part of the Premises for the purposes of inspecting the same for Hazardous Substances and Tenant’s compliance with this Article XVIII, and such inspections may include, without limitation, soil borings. If such inspection reveals any violation of Environmental Law or violation by Tenant of any covenant under this Article XVIII, Tenant agrees to pay to Landlord, within ten (10) days after Landlord’s written demand, all actual, customary and reasonable expenses, costs or other amounts incurred by Landlord or Mortgagee in performing any inspection for the purposes set forth in this Section 18.9.

Section 18.10 All costs and expenses reasonably incurred by Landlord under this Article XVIII shall be immediately due and payable as Other Rent within ten (10) days after written demand and shall bear interest at the Default Rate from the date of notice of such payment by Landlord and the expiration of any grace period provided herein until repaid.

Section 18.11 “Environmental Law” and “Environmental Laws” shall mean respectively any one or more Legal Requirements pertaining to health, industrial hygiene, hazardous waste or the environmental conditions in, on, under, from or about the Premises or any part thereof, including, without limitation, the laws listed in the definition of Hazardous Substances below, and the rules and regulations promulgated thereunder; in each case as the same may have been and hereafter may be supplemented, modified, amended, restated or replaced from time to time.

Section 18.12 “Hazardous Substance” and “Hazardous Substances” shall mean, respectively, any one or more element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as a “hazardous substance”, “hazardous waste”, “hazardous material”, “toxic substance” or “toxic material” under any Legal Requirement, including, without limitation, the following: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. § 9601 et. seq.); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et. seq.); (iii) the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et. seq.); (vi) the Toxic Substances Control Act (15 U.S.C. § 2601 et. seq.); (v) the Clean Water Act (33 U.S.C. § 1251 et. seq.); (vi) the Clean Air Act (42 U.S.C. § 7401 et. seq.) ; (vii) the Safe Drinking Water Act (21 U.S.C. § 349; 42 U.S.C. § 201 and § 300f et. seq.); (viii) the National Environmental Policy Act of 1969 (42 U.S.C. § 3421); (ix) the Fungicide and Rodenticide Act; (x) Endangered Species Act; (xi) Federal Insecticide Act; (xii) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (xiii) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. § 1101 et. seq.).

Section 18.13 All representations, warranties, covenants and indemnities of Tenant in this Article XVIII shall continue to be binding upon Tenant, and its successors and assigns, after the expiration or earlier termination of this Lease for a period of two years (except that any claims brought prior to the expiration of such period shall survive until resolved).

Section 18.14 Notwithstanding the foregoing provisions of this Article XVIII, the obligations of Landlord contained in the Mortgage Loan Documents with regard to environmental matters shall be deemed to be obligations of Tenant, and shall take precedence over and be in lieu of any inconsistent provisions in this Article XVIII.

ARTICLE XIX

FINANCIAL AND REGULATORY REPORTING COVENANTS

Section 19.1 (a) Tenant acknowledges that Landlord and, to the extent set forth in the Mortgagee Loan Documents, Mortgagee (at its cost and expense) shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Tenant or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Landlord or Mortgagee shall desire.

(b) Tenant shall deliver to Landlord the annual and quarterly financial statements and other reports and information required to be delivered by Landlord to Mortgagee pursuant to Section 5.1.11 of the Mortgage Loan Agreement, in each case in the form and within the time periods specified therein. Tenant hereby consents to Landlord’s delivery of such statements, reports and information to Mortgagee pursuant to the Mortgage Loan Agreement and to the mezzanine lenders under the Mezzanine Loan Documents. Tenant acknowledges that although Tenant is not a party to the Mortgage Loan Documents or Mezzanine Loan Documents, the Mortgagee and mezzanine lenders have a legitimate interest in receiving and reviewing such statements, reports and information.

(c) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Tenant shall submit to Landlord and Mortgagee an Annual Budget not later than the commencement of such period or Fiscal Year in form reasonably satisfactory to Mortgagee.

(d) Any reports, statements or other information required to be delivered under this Lease shall be delivered (i) in paper form or (ii) if requested by Landlord and within the capabilities of Tenant’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word, Access or Excel for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Tenant agrees that each Lender may disclose information regarding the Premises (and the use and operation thereof) as provided to Mortgagee pursuant to this Section in connection with the securitization or syndication to such parties requesting such information in connection therewith.

Section 19.2 Notwithstanding the foregoing provisions of this Article XIX, all provisions contained in the Loan Documents with regard financial and other covenants with respect to Tenant, the Premises and the use and operation thereof shall be deemed to be obligations of Tenant, and shall take precedence over and be in lieu of any inconsistent provisions in this Article XIX.

ARTICLE XX

OPERATIONS

Section 20.1 Tenant shall operate the Premises in a manner that is substantially consistent with its current operation. Landlord is merely the owner of the real property which is the subject of this Lease and shall have no liability in connection with the operation of the Premises or the provision of gaming services from or at or near the Premises.

Section 20.2 For purposes of satisfying the requirements of any Loan Documents or any refinancing, sale or appraisal process, Landlord and Mortgagee shall have the right (but not the obligation) to conduct such inspections, audits, visitations and quality control reviews, of the Premises and services provided by Tenant from or at the Premises as Landlord and Mortgagee may reasonably desire, and for such purposes Tenant shall provide to Landlord and its representatives, and Mortgagee and its representatives, access to Tenant’s books and records relating to the Premises and the use and operation thereof and services during normal business hours upon reasonable notice. No such inspection, audit, visitation or quality control review conducted by Landlord or its representatives or Mortgagee or its representatives or any report resulting therefrom shall modify or reduce in any way Tenant’s obligations under this Lease or as the exclusive operator, licensee and provider of the Premises.

Section 20.3 Landlord and Tenant shall be independent contractors and nothing in this Lease shall be construed as creating a partnership, joint venture, employment, agency, license or franchise relationship. Tenant shall not have any authority to create any obligation binding upon Landlord.

Section 20.4 All employees, contractors, consultants, professionals and providers relating to the Premises and the use and operation thereof, and relating to hotel services provided from or at the Premises, shall (as between Tenant and Landlord) be deemed to be employees or contractors of Tenant and not of Landlord.

Section 20.5 Tenant shall have exclusive responsibility for all of the on-site employees, contractors and consultants of or working in connection with the Premises and the use and operation thereof, and shall indemnify each of the Indemnified Parties for all Claims by such employees, contractors and consultants which may be hired or retained by Tenant, in each case during the Term.

Section 20.6 [Intentionally Omitted.]

Section 20.7 Other than pursuant to Section 4.2, Tenant shall not enter into any transaction other than in the ordinary course of its business and in material compliance with Legal Requirements and on terms not materially less favorable to Tenant than those it would obtain in a comparable arms length transaction with a Person or entity not an Affiliate.

Section 20.8 Other than pursuant to Section 4.2, Tenant shall not, without Landlord and Mortgagee’s prior written consent, assign or transfer, or delegate any responsibilities with respect to any Operating Permit, except (in connection with such delegation) in a manner that would not have a Material Adverse Effect.

Section 20.9 [Intentionally Omitted.]

Section 20.10 Tenant shall cause the Premises to be operated, in all material respects, in accordance with all applicable Legal Requirements, including all Operating Permits.

Section 20.11 [Intentionally Omitted.]

Section 20.12 (a) Tenant shall deliver to Landlord and Mortgagee such evidence of compliance with Legal Requirements as any such party may reasonably request. Tenant shall immediately deliver to Landlord and Mortgagee any material notice of non-compliance or violation of any Legal Requirement that might have a Material Adverse Effect. Tenant shall immediately notify Landlord and Mortgagee if it believes that any material license is in imminent danger of being revoked or suspended, or that any material action is pending, being considered or being, or could be, taken to revoke or suspend Tenant’s material licenses, or to fine, penalize or impose remedies upon Tenant, or that any action is pending, being considered, or being, or could be, taken to discontinue, suspend, deny, decrease or recoup any payments due, made or coming due to Tenant, in each case if same could reasonably be expected to have a Material Adverse Effect. Tenant shall immediately deliver to Landlord and Mortgagee any notice received by Tenant alleging or relating to the non-compliance by Tenant with any material Legal Requirements if same is reasonably likely to result in a Material Adverse Effect.

(b) Tenant shall furnish to Landlord and Mortgagee, promptly after receipt thereof, notices regarding or correspondence or materials filed in connection with any actions, suits, and proceedings before any Governmental Authority or arbitrator that would be reasonably expected to have a material adverse effect on Tenant or the Premises.

(c) [Intentionally Omitted.]

(d) Tenant shall provide Landlord and Mortgagee reasonable notice of any and all material settlement discussions and/or negotiations between representatives of Tenant and any Governmental Authority, including without limitation, negotiations with respect to any material Claim, settlement agreement, consent order or corporate integrity agreement between Tenant and/or its Affiliates and any Governmental Authority (“Settlement Discussions”). In connection with material Settlement Discussions, (i) Tenant shall timely provide Landlord and Mortgagee with copies of any and all documents that Tenant intends to submit, or that Tenant receives, in connection with any Settlement Discussions, and (ii) Tenant shall advise Landlord and Mortgagee as to the status of such Settlement Discussions.

(e) No receipts of any such notice under this Section shall impose any obligation on Landlord or Mortgagee to take any action or to enforce its rights hereunder or otherwise remedy the circumstances leading to such notice.

Section 20.13 Subject in each case to Force Majeure, Tenant shall cause the Hotel Components to be at all times open for business as a hotel, except to the extent necessary to undertake any alterations or repairs (subject to the provisions of this Lease with respect to the performance of any such alterations or repairs). Tenant shall cause the Premises to be at all times operated, managed and maintained, at all times and in the manner and accordance with the standards required pursuant to this Lease and all applicable material Legal Requirements.

Section 20.14 If Landlord shall be in default under this Lease, then (subject to any applicable Legal Requirements) Mortgagee shall have the right (but not the obligation), to cause the default or defaults under this Lease to be remedied and otherwise exercise any and all rights of Landlord under this Lease, as may be necessary to prevent or cure any default provided such actions are necessary to protect Mortgagee’s interest under the Mortgage Loan Documents, and Mortgagee shall have the right to enter all or any portion of the affected Premises at such times and in such manner as Mortgagee deems necessary, to prevent or to cure any such default. The actions or payments of Mortgagee to cure any default by Landlord under this Lease shall not remove or waive, as between Landlord and Mortgagee, any default that may occur or occurred under the Mortgage Loan Documents by virtue of such default by Landlord under this Lease.

Section 20.15 Tenant shall notify Mortgagee promptly in writing of (i) the occurrence, to Tenant’s knowledge, of any material default by any party to this Lease, (ii) the occurrence, to Tenant’s knowledge, of any event that, with the passage of time or service of notice, or both, would constitute a material default by any party under this Lease, and (iii) the receipt by Tenant of any notice (written or otherwise) from any party under this Lease noting or claiming the occurrence of any default by Tenant under this Lease.

Section 20.16 Tenant shall (subject to any applicable Legal Requirements) promptly execute, acknowledge and deliver to Mortgagee such instruments as may reasonably be required to permit Mortgagee to cure any default under this Lease or permit Mortgagee to take such other action required to enable Mortgagee to cure or remedy the matter in default and preserve the security interest of Mortgagee under the Mortgage Loan Documents with respect to the Premises.

Section 20.17 Tenant possesses all licenses, permits, franchises, authorizations, certificates, approvals and consents, including, without limitation, all environmental, liquor, health and safety licenses of all Governmental Authorities which are material to the conduct of its business and the use, occupation and operation of the Premises (collectively, “Operating Permits”); each such Operating Permit is and will be in full force and effect (unless, in the case of any one Operating Permit, such Operating Permit is no longer necessary or advisable for the conduct of Tenant’s business); Tenant and each of its Affiliates are in compliance in all material respects with all such Operating Permits, and no event (including, without limitation, any material violation of any law, rule or regulation) has occurred which would be reasonably likely to lead to the revocation or termination of any such Operating Permit or the imposition of any restriction thereon.

Section 20.18 [Intentionally Omitted.]

Section 20.19 [Intentionally Omitted.]

Section 20.20 [Intentionally Omitted.]

Section 20.21 Tenant is not a party to or otherwise bound by any agreements with Persons or organizations, which deviate in any material adverse respect from, or which conflict with, any Legal Requirements. All records of Tenant at the Premises are true, complete, and correct in all material respects.

Section 20.22 (i) Tenant has not pledged any of its receivables as collateral security for a loan or other Indebtedness and (ii) Tenant has no Indebtedness other than Permitted Indebtedness. Tenant will incur no Indebtedness other than Permitted Indebtedness.

Section 20.23 Except as has been disclosed to Landlord and Mortgagee, Tenant is not a party to any collective bargaining agreement or other labor contract applicable to Persons employed by it at the Premises and there are no threatened or pending labor disputes at or relating to the Premises.

Section 20.24 Tenant owns and possesses or licenses (as the case may be) all Intellectual Property as Tenant considers necessary for the conduct of its businesses as now conducted without, individually or in the aggregate, any infringement upon rights of other Persons, in each case except as could not reasonably be expected to (i) materially and adversely affect the value of the Premises, (ii) impair the use and operation of the Premises or (iii) impair Tenant’s or Lease Guarantor’s ability to pay its and their obligations (under this Lease, the Operating Lease Guaranty and otherwise) in a timely manner. All of the above-described property is either leased or licensed from Landlord or is described in the exclusions contained in clauses (vii) and (viii) of Section 2.6(a) hereof.

Section 20.25 The Premises and the use thereof complies in all material respects with all material Legal Requirements including, without limitation, local, state, and federal building codes, fire codes, and other similar regulatory requirements.

Section 20.26 Any existing material agreement relating to the management or operation of the Premises is in full force and effect and is not in default by Tenant or, to Tenant’s actual knowledge, any other party thereto.

Section 20.27 The parties acknowledge that Tenant and Tenant’s Affiliates, which are experienced operators of gaming and casino facilities similar to the operations conducted at the Premises, have conducted all of their own due diligence, examination and inspection regarding the Premises (and the use thereof) and are entirely familiar with all business, financial, liability, physical premises, operational and regulatory aspects, and every other matter or thing affecting or related to the gaming business operated at the Premises, and that Tenant is leasing the same in its “As Is” condition. Landlord has not made and does not make any representations or warranties whatsoever with respect to the gaming business conducted at and from the Premises or otherwise with respect to this Lease, express or implied, and Tenant is not relying on Landlord or its Affiliates in connection with any decision to enter into this Lease. Tenant assumes all risks resulting from any defects (patent or latent) in the Premises or from any failure of the same to comply with any Legal Requirement with respect to the Premises or the uses or purposes for which the same may be occupied.

Section 20.28 Notwithstanding the foregoing provisions of this Article XX, all Mortgage Loan Documents imposing on Landlord or Tenant obligations with respect to the use, management, operation of or reporting requirements with respect to the Premises or the other matters covered by this Article XX (including, without limitation, all of the covenants set forth in Section 5.1.22 of the Mortgage Loan Agreement) shall be deemed to be obligations of Tenant, to be performed by Tenant (as if each reference to Borrower made in such provisions were a reference to Tenant), and shall take precedence over and be in lieu of any inconsistent provisions in this Article XX.

ARTICLE XXI

MISCELLANEOUS PROVISIONS

Section 21.1 IT IS MUTUALLY AGREED BY AND BETWEEN LANDLORD AND TENANT THAT THE RESPECTIVE PARTIES SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE EXCLUDING ANY CLAIM FOR PERSONAL INJURY OR PROPERTY DAMAGE.

Section 21.2 With the prior written consent of Landlord, which will not be unreasonably withheld or delayed, Tenant may place one or more signs on the Premises to indicate the nature of the business of Tenant and such parties. Any sign shall be lawful under Legal Requirements. Landlord hereby approves the signage currently placed on the Premises.

Section 21.3 (a) The term “Landlord” as used herein shall mean only the owner or the mortgagee in possession for the time being of the Premises, so that in the event of any sale, transfer or conveyance of the Premises Landlord shall be and hereby is entirely freed and relieved of all agreements, covenants and obligations of Landlord thereafter accruing hereunder and it shall be deemed and construed without further agreement between the parties or their successors in interest or between the parties and the purchaser, transferee or grantee at any such sale, transfer conveyance that such purchaser, transferee or grantee has assumed and agreed to carry out any and all agreements, covenants and obligations of Landlord hereunder.

(b) The term “Tenant” as used herein shall mean the tenant named herein, and from and after any valid and approved Transfer in whole of said Tenant’s interest under this Lease pursuant to the provisions of Article IX, shall mean only the assignee or transferee thereof; but the foregoing shall not release the assignor or transferor from liability under this Lease.

(c) The words “enter”, “re-enter”, “entry” and “re-entry” as used in this Lease shall not be restricted to their technical legal meaning.

(d) The use herein of the neuter pronoun in any reference to Landlord or Tenant shall be deemed to include any individual Landlord or Tenant, and the use herein of the words “successor and assigns” or “successors or assigns” of Landlord, Tenant or Lender shall be deemed to include the heirs, executors, administrators, representatives and assigns of any individual Landlord, Tenant or Lender.

Section 21.4 The headings herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Lease nor in any way affect this Lease.

Section 21.5 Tenant hereby acknowledges, assumes, ratifies and affirms each of the representations and warranties made by Borrower in the Mortgage Loan Documents with respect to Tenant or Lease Guarantor, including those set forth in Article IV, as if the same were set forth fully herein as the representations and warranties made by Tenant herein.

Section 21.6 (a) This Lease contains the entire agreement between the parties and may not be extended, renewed, restated, terminated or otherwise modified in any material manner except by an instrument in writing executed by the party against whom enforcement of any such modification is sought and with the prior written consent of any Mortgagee pursuant to the Mortgage or any other Mortgage Loan Document. Any such modification shall not be effective until it is consented to in writing by the Mortgagee. All prior understandings and agreements between the parties and all prior working drafts of this Lease are merged in this Lease, which alone expresses the agreement of the parties. The parties agree that no inferences shall be drawn from matters deleted from any working drafts of this Lease.

(b) Tenant agrees that Tenant will not, without the prior written consent of Landlord and Mortgagee (which, in the case of non-material amendments, modifications or supplements, shall not be unreasonably withheld or delayed), (i) amend, restate, supplement or modify this Lease including changing, modifying or deferring any rental payments, or modifying the definition of the Term or the Premises contained in this Lease, (ii) terminate, cancel or surrender the term of this Lease except as expressly permitted by the provisions of this Lease, or enter into any agreement with Landlord to do so, or (iii) pay any installment of Base Rent more than one (1) month in advance of the due date thereof or otherwise than in the manner provided for in this Lease.

(c) Any modification of this Lease in violation of this Section 21.6 shall be void ab initio.

Section 21.7 The agreements, terms, covenants and conditions herein shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and, except as is otherwise provided herein, their permitted successors and permitted assigns. The agreements, terms, covenants and conditions herein shall inure to the benefit of each Lender, its successors, participants and assigns.

Section 21.8 Notice whenever provided for herein shall be in writing and shall be given either by personal delivery, overnight express mail or by certified or registered mail, return receipt requested, addressed as follows:

If to Landlord:	One Caesars Palace Drive Las Vegas, Nevada 89109 Attention: Chief Financial Officer
Facsimile No. (702) 407-6081

With a copy to:	One Caesars Palace Drive Las Vegas, Nevada 89109 Attention: General Counsel
Facsimile No. (702) 407-6418 and

O’Melveny & Myers LLP Times Square Tower
7 Times Square New York, New York 10036 Attention: Greg Ezring, Esq.
Facsimile No. (212) 326-2061 and

Cadwalader, Wickersham & Taft LLP One World Financial Center
New York, New York 10281 Attention: William P. McInerney, Esq. Facsimile No.: (212) 504-6666

If to Tenant:	One Caesars Palace Drive Las Vegas, Nevada 89109 Attention: Chief Financial Officer
Facsimile No. (702) 407-6081

With a copy to:	One Caesars Palace Drive Las Vegas, Nevada 89109 Attention: General Counsel
Facsimile No. (702) 407-6418 and

O’Melveny & Myers LLP Times Square Tower
7 Times Square New York, New York 10036 Attention: Greg Ezring, Esq.
Facsimile No. (212) 326-2061 and

Cadwalader, Wickersham & Taft LLP One World Financial Center
New York, New York 10281 Attention: William P. McInerney, Esq. Facsimile No.: (212) 504-6666

If to Mortgagee:	Bank of America, N.A., as collateral agent for the Lenders Capital Markets Servicing Group 900 West Trade Street, Suite 650
Charlotte, North Carolina 28255 Attention: Servicing Manager
Facsimile No.: (704) 317-0781

With a copy to:	Bryan Cave LLP
One Wachovia Center
301 S. College Street, Suite 3700 Charlotte, North Carolina 28202 Attention: Geoffrey Ralph Maibohm, Esq.
Facsimile No.: (704) 749-9343 and

Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 Attention: William P. McInerney, Esq. Facsimile No. (212) 504-6666

or to such other or additional Persons or at such other addresses as may be designated from time to time by written notice from either party to the other (or from Mortgagee to Landlord and Tenant). Notices shall be deemed given (i) when delivered personally if delivered on a Business Day (or if the same is not a Business Day, then the next Business Day after delivery), (ii) three (3) Business Days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt requested or (iii) if delivery is made by Federal Express or a similar, nationally recognized overnight courier service for 9:00 a.m. delivery, then on the date of delivery (or if the same is not a Business Day, then the next Business Day after delivery), if properly sent and addressed in accordance with the terms of this Section 21.8. The foregoing provisions of this Section 21.8 are subject to the provisions of Section 10.2.

Section 21.9 If any provision of this Lease shall be invalid or unenforceable, the remainder of the provisions of this Lease shall not be affected thereby and each and every provision of this Lease shall be enforceable to the fullest extent permitted by applicable law.

Section 21.10 Landlord and Tenant each represent and warrant to the other party that such party has not dealt with any real estate broker in connection with this Lease and Landlord and Tenant agree to indemnify the other party and save the other party harmless from any and all claims for brokerage commissions by any other Person, firm, corporation or other entity claiming through such party to have brought about this Lease transaction. The provisions of this Section 21.10 shall survive the expiration or earlier termination of this Lease.

Section 21.11 Tenant is and shall be in exclusive control and possession of the Premises (except as expressly permitted hereunder) and Tenant shall operate the Premises for their intended purposes at Tenant’s sole and absolute discretion without control, interference or direction from Landlord or agents of Landlord (except as expressly set forth to the contrary in this Lease), and Landlord shall not, in any event whatsoever, be liable for any injury or damage to any property or to any Person happening in, on or about the Premises, nor for any injury or damage to any property of Tenant, or of any other Person or Persons contained therein unless the same is caused by Landlord’s gross negligence or willful misconduct. The provisions hereof, including without limitation Article XVII, permitting Landlord to enter and inspect the Premises are made for the purpose of enabling Landlord to be informed as to whether Tenant is complying with the agreements, terms, covenants and conditions hereof, and if Landlord so desires, to do such acts as Tenant shall fail to do. Tenant agrees to look solely to Landlord’s interests in the Premises for recovery of any judgment from Landlord and in no event shall Landlord (or its partners, shareholders, members, managers, officers, directors or Affiliates) ever be personally liable for any such judgment.

Section 21.12 [Reserved].

Section 21.13 The parties took equal part in drafting this Lease and no rule of construction that would cause any of the terms hereof to be construed against the drafter shall be applicable to the interpretation of this Lease.

Section 21.14 Time is strictly of the essence with respect to each and every term and provision of this Lease.

Section 21.15 Except for the provisions of Article VII, the time within which either party hereto shall be required to perform any act under this Lease, other than the payment of money, shall be extended by a period of time equal to the number of days during which performance of such act is delayed by strikes, lockouts, acts of God, governmental restrictions, failure or inability to secure materials or labor by reason of priority or similar regulation or order of any Governmental Authority, enemy action, civil disturbance or any other cause beyond the reasonable control of either party hereto (“Force Majeure”). Insolvency or financial condition shall not be a Force Majeure event.

Section 21.16 [Intentionally Omitted.]

Section 21.17 Landlord and Tenant each waive any claim or defense based upon the characterization of this Lease as anything other than a true lease and irrevocably waive, any claim or defense which asserts that this Lease is anything other than a true lease. Landlord and Tenant covenant and agree that they will not assert that this Lease is anything but a true lease for all purposes hereunder. Landlord and Tenant each stipulate and agree not to challenge the validity, enforceability or characterization of this Lease of the Premises as a true lease and further stipulate and agree that nothing contained in this Lease creates or is intended to create a joint venture, partnership (either de jure or de facto), equitable mortgage, trust, financing device or arrangement, security interest or the like. Landlord or Tenant each shall support the intent of the parties that this Lease of the Premises pursuant to this Lease is a true lease and does not create a joint venture, partnership (either de jure or de facto), equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.

Section 21.18 Tenant acknowledges and agrees that Tenant’s obligations to pay rent hereunder, and the rights of Landlord in and to such Operating Lease Rent, shall be absolute, unconditional and irrevocable. Except as expressly provided for in this Lease, Tenant shall not have any right to terminate this Lease or to be released, relieved, or discharged from any obligations or liabilities hereunder (including, without limitation, the payment of Operating Lease Rent) or entitled to any abatement, suspension, determent, reduction, setoff, counterclaim or defense for any reason whatsoever, including, without limitation, any of the following reasons:

(a) Any defect in, damage to, or destruction of, the Premises or any portion thereof;

(b) Any condemnation, confiscation, requisition, or other taking or sale of the possession, use, occupancy, or title to the Premises or any portion thereof;

(c) Any limitation, restriction, deprivation, or prevention of, or any interference with, the use, occupancy, or possession of the Premises or any portion thereof;

(d) Any set-off, abatement, counterclaim, suspension, recoupment, reduction, rescission, defense or other right or claim that Tenant may have against Landlord, any vendor or manufacturer of or contractor or subcontractor for the Premises or any part of any thereof, or any other person for any reason whatsoever;

(e) The inadequacy, incorrectness, or failure of the description of the Premises or any portion thereof;

(f) Any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, or other proceeding affecting Landlord, any assignee of Landlord, or Tenant or any action with respect to this Lease which may be taken by any receiver, trustee, or liquidator (or other similar official), or by any court;

(g) Force Majeure;

(h) Any title defect, lien or matter affecting title to the Premises or eviction by paramount title or otherwise; or

(i) Any default by Landlord under this Lease or the impossibility or illegality of performance by Landlord, Tenant or both.

Tenant hereby waives, to the extent permitted by applicable law, any and all rights that it may now have or that at any time hereafter may be conferred upon it, by applicable law or otherwise, to modify, terminate, cancel, quit or surrender this Lease or to effect or claim any diminution or reduction of Operating Lease Rent payable by Tenant hereunder, except in accordance with the express terms hereof. Tenant agrees that, if for any reason whatsoever this Lease shall be terminated in whole or in part by operation of law or otherwise (except as expressly permitted under this Lease), then Tenant shall pay, to the maximum extent permitted by applicable law, to Landlord or any other Person entitled thereto, an amount equal to each installment of Operating Lease Rent at the time such payment would have become due and payable in accordance with the terms hereof had this Lease not been terminated in whole or in part. Each payment of Operating Lease Rent made by Tenant hereunder shall be final and Tenant shall not seek or have any right to recover all or any part of such payment from Landlord or any Person for any reason whatsoever. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Operating Lease Rent or other sums payable by Tenant hereunder shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been abated, reduced or terminated pursuant to an express provision of this Lease.

Section 21.19 Officer’s Certificate. On the execution of this Lease, Tenant has delivered an Officer’s Certificate as to the corporate/LLC execution, delivery and authorization of this Lease, good standing of Tenant and incumbency of Persons signing this Lease.

Section 21.20 Governing Law/Consent to Jurisdiction/Venue. Irrespective of the place of execution and/or delivery of this Lease or the location of the Premises, this Lease shall be governed by and shall be construed in accordance with, the Legal Requirements of the State of New York applicable to agreements entered into and to be performed entirely within New York without regards to conflicts of law principles, provided, however, that if, notwithstanding such agreement as to the application of the governing law of the State of New York by the parties, Legal Requirements in the jurisdiction where the Premises are located require local law to govern particular claims under this Lease, then to the extent of such requirement, such local law shall govern. Landlord and Tenant hereby consent and submit to the exclusive jurisdiction of the state and Federal courts located in New York with respect to any claim or litigation arising hereunder or any alleged breach of the covenants or provisions contained herein, and acknowledge that proper venue in any matter so claimed or litigated shall be in the state and Federal courts located in New York; provided, however, that (1) Landlord shall be permitted, in addition, if required by Legal Requirement in the jurisdiction where the Premises are located, to bring any action against Tenant and/or to enforce this Lease in the jurisdiction where the Premises are located and (2) Tenant shall be permitted, in addition, if required by Legal Requirement in the jurisdiction where the Premises are located to bring any action against Landlord and/or to enforce this Lease in the jurisdiction where the Premises are located.

Section 21.21 In the event that a claim or adjudication is made that Landlord or any Lender or any of their respective agents has acted unreasonably or unreasonably delayed acting in any case where by law or under this Lease, Landlord, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Tenant agrees that none of Landlord, Lender and such agents shall be liable for any monetary damages, and Tenant’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment (except in cases of bad faith, gross negligence or willful misconduct). The parties hereto agree that any action or proceeding to determine whether Landlord or a Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 21.22 The parties hereto hereby agree, confirm and acknowledge that neither this Lease, nor a memorandum of this Lease, may be recorded (or will be recorded) in the property or other records.

Section 21.23 The parties hereto hereby agree that the Original Lease is hereby amended and restated in its entirety, and that from and after the date hereof, all of the terms and conditions contained in this Lease shall replace the terms and conditions of the Original Lease.

[SIGNATURES FOLLOW]

The parties hereto have executed this Amended and Restated Operating Lease as of the day and year first above set forth.

Landlord:	[ ], a Delaware limited liability company

By:
Name: Title:

Tenant:	[ ], a [ ]

By:
Name: Title:

SCHEDULE A-1

PREMISES

Schedule A-1

SCHEDULE B

OTHER OPERATING LEASES

[Casino Leases

1.	Amended and Restated Operating Lease, dated as of the date hereof, between Harrah’s Las Vegas Propco, LLC and Harrah’s Las Vegas, Inc.

2.	Amended and Restated Operating Lease, dated as of the date hereof, between Rio Propco, LLC and Rio Properties, Inc.

3.	Amended and Restated Operating Lease, dated as of the date hereof, between Flamingo Las Vegas Propco, LLC and Flamingo Las Vegas Operating Company, LLC

4.	Amended and Restated Operating Lease, dated as of the date hereof, between Paris Las Vegas Propco, LLC and Paris Las Vegas Operating Company, LLC

5.	Amended and Restated Operating Lease, dated as of the date hereof, between Harrah’s Laughlin Propco, LLC and Harrah’s Laughlin, Inc.

Hotel Leases

1.	Amended and Restated Operating Lease, dated as of the date hereof, between Harrah’s Las Vegas Propco, LLC and Harrah’s Las Vegas, Inc.

2.	Amended and Restated Operating Lease, dated as of the date hereof, between Rio Propco, LLC and Rio Properties, Inc.

3.	Amended and Restated Operating Lease, dated as of the date hereof, between Flamingo Las Vegas Propco, LLC and Flamingo Las Vegas Operating Company, LLC

4.	Amended and Restated Operating Lease, dated as of the date hereof, between Paris Las Vegas Propco, LLC and Paris Las Vegas Operating Company, LLC

5.	Amended and Restated Operating Lease, dated as of the date hereof, between Harrah’s Laughlin Propco, LLC and Harrah’s Laughlin, Inc.]

Combined Leases

1.	Amended and Restated Operating Lease, dated as of the date hereof, between Harrah’s Atlantic City Propco, LLC and Harrah’s Atlantic City Operating Company, LLC

Schedule B-1

EXHIBIT A

CASINO/HOTEL COMPONENTS FLOOR PLANS

Exhibit A-1